                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          MAXICARE HEALTH PLANS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                          MAXICARE HEALTH PLANS, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ON SEPTEMBER 14, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Maxicare Health Plans, Inc. (the "Company") will be held at the Sunset Room in the Transamerica Center Windows Restaurant, 1150 South Olive Street, Los Angeles, California, on Thursday, September 14, 2000, at 9:00 a.m. (Pacific Time) for the following purposes:

     1. To elect three directors to the Board of Directors who will serve until the Company's 2003 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

     2. To approve an amendment to the Company's Restated Certificate of Incorporation by amending Section A of Article FOURTH to increase the number of authorized shares of Common Stock, par value $.01 per share, from 40.0 million to 80.0 million shares.

     3. To approve an amendment to the Company's Restated Certificate of Incorporation by adding new Section K to Article FOURTH, which new Section K would prohibit transfer of the Company's capital stock, unless approved by the Board, to the extent the transfer would (i) cause the ownership interest of the transferee or any other person to equal 5% or more of the Company's fair market value; or (ii) increase the ownership interest of the transferee or any other person where such transferee's or other person's ownership interest equalled 5% or more of the Company's fair market value before the transfer.

     4. To approve the Company's 2000 Stock Option Plan and the authorization of the issuance of up to 4.0 million shares of Common Stock upon the exercise of stock options thereunder.

     5. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE BOARD'S NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND FOR PROPOSALS 2, 3 AND 4.

     Shareholders of record at the close of business on August 1, 2000 will be entitled to notice of and to vote at the 2000 Annual Meeting of Shareholders (the "Annual Meeting") or any adjournments thereof. A list of such shareholders shall be open to the examination of any shareholder at the meeting and for a period of ten days prior to the date of the Annual Meeting at the office of Maxicare Health Plans, Inc., 1149 South Broadway Street, Los Angeles, California 90015.

     The Board of Directors urges each shareholder to read carefully the enclosed Proxy Statement, which is incorporated herein by reference.

                                          By Order of the Board of Directors,

                                          Alan D. Bloom
                                          Secretary
1149 South Broadway Street
Los Angeles, California 90015
Dated: August   , 2000

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY WILL BE REVOCABLE ANY TIME PRIOR TO ITS EXERCISE EITHER IN WRITING OR BY VOTING YOUR SHARES PERSONALLY AT THE ANNUAL MEETING.

                          MAXICARE HEALTH PLANS, INC.
                           1149 SOUTH BROADWAY STREET
                         LOS ANGELES, CALIFORNIA 90015
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 14, 2000

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") and management of Maxicare Health Plans, Inc., a Delaware corporation (the "Company"), of proxies to be used at the 2000 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Sunset Room in the Transamerica Center Windows Restaurant, 1150 South Olive Street, Los Angeles, California, on Thursday, September 14, 2000, at 9:00 a.m. (Pacific
Time) and at any adjournments thereof. A form of the proxy is enclosed for use at the meeting. At the Annual Meeting, shareholders will be asked to vote upon:

ITEM 1. ELECTION OF DIRECTORS

     The election of three Class I directors to the Board who will serve until the Company's 2003 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. The Board has nominated for election Ms. Susan M. Blais and Messrs. Robert M. Davies and John H. Gutfreund (the "Nominees").

ITEM 2. CERTIFICATE AMENDMENT TO INCREASE AUTHORIZED SHARES

     To approve an amendment to the Company's Restated Certificate of Incorporation amending Section A of Article FOURTH to increase the number of shares of the Company's par value $.01, Common Stock (the "Common Stock"), which the Corporation is authorized to issue from 40.0 million shares to 80.0 million shares (the "Authorized Share Amendment").

ITEM 3. CERTIFICATE AMENDMENT TO IMPOSE RESTRICTIONS ON THE TRANSFER OF CAPITAL STOCK

     To approve an amendment to the Company's Restated Certificate of Incorporation amending Article FOURTH by adding a new Section K thereto, which new Section K would prohibit transfer of the Company's capital stock, unless approved by the Board, to the extent the transfer would (i) cause the ownership interest of the transferee or any other person to equal 5% or more of the Company's fair market value; or (ii) increase the ownership interest of the transferee or any other person where such transferee's or other person's ownership interest equalled 5% or more of the Company's fair market value before the transfer (the "Restricted Transferability of Capital Stock Amendment").

ITEM 4. 2000 STOCK OPTION PLAN

     To approve the Company's 2000 Stock Option Plan and the authorization of the issuance of up to 4.0 million shares of Common Stock upon the exercise of stock options thereunder.

ITEM 5. OTHER BUSINESS OF THE ANNUAL MEETING

     To transact such other business as may be properly brought before the Annual Meeting or any adjournments thereof.

     If no instructions are given on the Proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the three directors nominated by the Board, Susan M. Blais, Robert M. Davies, and John H. Gutfreund; FOR the approval of the Authorized Share Amendment; FOR the approval of the Restricted Transferability of Capital Stock

Amendment; FOR the approval of the Company's 2000 Stock Option Plan and the authorization of the issuance of up to 4.0 million shares of Common Stock upon the exercise of stock options thereunder; and as recommended by the Board with regard to all other matters or if no such recommendation is given, in the discretion of the proxy holder. Proxies marked "withheld" and/or "abstain" will be counted towards the quorum requirement but will not be voted FOR the election of the Board's director nominees or voted FOR the approval of the Authorized Share Amendment, the Restricted Transferability of Capital Stock Amendment or the 2000 Stock Option Plan and the authorization of the issuance of up to 4.0 million shares of common stock upon the exercise of stock options thereunder.

     A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting, prior to the time of the Annual Meeting, a properly executed proxy bearing a later date. Shareholders having executed and returned a proxy, who attend the Annual Meeting and desire to vote in person, are requested to so notify the Secretary of the Company prior to the time of the Annual Meeting.

     The mailing address of the Company is 1149 South Broadway Street, Los Angeles, California 90015. The approximate date on which this Proxy Statement
and form of proxy are being mailed to the shareholders is August   , 2000.

                              GENERAL INFORMATION

OUTSTANDING SHARES AND VOTING RIGHTS

     There were 18,725,381 shares of common stock of the Company, par value $.01 per share, (the "Common Stock") outstanding as of August 1, 2000, the Record Date for the shareholders entitled to vote at the Annual Meeting. Each shareholder of record at the close of business on August 1, 2000 is entitled to one vote for each share of Common Stock then held on each matter to come before the Annual Meeting, or any adjournments thereof.

     A majority of the votes eligible to be cast at the Annual Meeting by holders of Common Stock, or 9,362,691 votes, represented in person or by proxy at the Annual Meeting is required for a quorum. Shares represented by proxy or in person for whom the vote is withheld with respect to the election of any nominee for director, where the vote is abstained for the vote on the approval of the Authorized Share Amendment, the approval of the Restricted Transferability of Capital Stock Amendment, the approval of the 2000 Stock Option Plan and the authorization of the issuance of up to 4.0 million shares of Common Stock upon the exercise of stock options thereunder or for which the vote is abstained on any other matter will be counted as present for purposes of determining whether a quorum is present. A plurality of the votes cast at the Annual Meeting by holders of shares of Common Stock entitled to vote, and present, in person or by proxy, at the Annual Meeting is required for the election of each nominee as a director, the affirmative vote of a majority of the votes eligible to be cast at the Annual Meeting or 9,362,691 shares is required for the approval of both (i) the Authorized Share Amendment; and (ii) the Restricted Transferability of Capital Stock Amendment, and the affirmative vote of a majority of the votes cast at the Annual Meeting is required for the approval of the 2000 Stock Option Plan and the authorization of the issuance of up to 4.0 million shares of common stock upon the exercise of stock options thereunder.

     The Company's Restated Certificate of Incorporation (the "Restated Certificate") does not provide for cumulative voting for the election of directors. Votes that are withheld from any nominee for director will be excluded from the vote and will not affect the vote; however, shares that are not voted or are voted "Abstain" with respect to (i) the Authorized Share Amendment and (ii) the Restricted Transferability of Capital Stock Amendment will have the same effect as a vote "Against" the respective amendment, while shares that are not voted or are voted "Abstain" with respect to the 2000 Stock Option Plan and the authorization of the issuance of up to 4.0 million shares of Common Stock upon the exercise of stock options thereunder will be excluded from the vote and will not affect the vote. Brokers who hold shares in street name have the authority to vote on certain "routine" matters when they have not received instructions from beneficial owners. The uncontested election of directors is considered a "routine" matter. Accordingly, unless the arrangement between the broker and the beneficial owner provides to the contrary, brokers that do not receive instructions are entitled to vote on the election of directors. Brokers do not have discretionary authority to vote on (i) the Authorized Share Amendment; (ii) the Restricted Transferability of Capital Stock Amendment; or (iii) the 2000 Stock Option Plan and the authorization of the issuance of up to 4.0 million shares of Common Stock upon the exercise of stock options thereunder; accordingly, if no instructions are given to the brokers on these matters the shares will either not be voted or will be voted "Abstain" with respect to such matters, which will have the same effect as a "No" vote with respect to (i) the Authorized Share Amendment and (ii) the Restricted Transferability of Capital Stock Amendment and no effect with respect to the 2000 Stock Option Plan and the authorization of the issuance of up to 4.0 million shares of Common Stock upon the exercise of stock options thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of the outstanding shares of Common Stock owned beneficially as of August 1, 2000 by each director, by (i) the Company's Chief Executive Officer ("CEO"), (ii) the four other most highly compensated executive officers other than the CEO, or (iii) those executive officers who would have been among the four most highly compensated executive officers of the Company had they held such title as of December 31, 1999, (iv) all directors and executive officers as a group,

(v) the nominees to the Board who currently are not directors, and (vi) each person who, to the knowledge of the Company, beneficially owned more than 5% of any class of the Company's voting stock on such date.


                                                                   AMOUNT AND NATURE OF
                                                                  BENEFICIAL OWNERSHIP(1)
                                                                ---------------------------
                                                                 COMMON      PERCENTAGE OF
            NAME AND ADDRESS OF PERSON OR GROUP                 STOCK(2)    COMMON STOCK(3)
            -----------------------------------                 ---------   ---------------
Snyder Capital Management, L.P. (4).........................    5,027,000        26.8%
  Snyder Capital Management, Inc.
  350 California Street, Suite 1460
  San Francisco, California 94104
J O Hambro Capital Management...............................    1,998,700        10.7%
  (Holdings) Limited (6)
  10 Park Place
  London, SW1A 1 LP
  England
Pequot Capital Management, Inc. (6).........................    1,000,000         5.3%
  500 Nyala Farm Road
  Westport, Connecticut 06880
Paul R. Dupee, Jr.(7).......................................      812,000         4.3%
  1149 South Broadway Street
  Los Angeles, California 90015
Peter J. Ratican (8)........................................      710,078         3.8%
  1149 South Broadway Street
  Los Angeles, California 90015
Richard A. Link (9).........................................      167,759           *
  1149 South Broadway Street
  Los Angeles, California 90015
Alan D. Bloom (10)..........................................      121,345           *
  1149 South Broadway Street
  Los Angeles, California 90015
Susan M. Blais (11).........................................      110,000           *
  1149 South Broadway Street
  Los Angeles, California 90015
John H. Gutfreund (12)......................................      100,000           *
  1149 South Broadway Street
  Los Angeles, California 90015
Sanford N. Lewis (13).......................................       40,087           *
  1149 South Broadway Street
  Los Angeles, California 90015
Elwood I. Kleaver, Jr. (14).................................       31,839           *
  1149 South Broadway Street
  Los Angeles, California 90015
Thomas W. Field, Jr.(15)....................................       30,000           *
  1149 South Broadway Street
  Los Angeles, California 90015
Claude S. Brinegar (15).....................................       24,000           *
  1149 South Broadway Street
  Los Angeles, California 90015
Charles E. Lewis (15).......................................       20,018           *
  1149 South Broadway Street
  Los Angeles, California 90015
Robert M. Davies (16).......................................       15,000           *
  1149 South Broadway Street
  Los Angeles, California 90015
George H. Bigelow...........................................       11,000           *
  1149 South Broadway Street
  Los Angeles, California 90015

                                                                   AMOUNT AND NATURE OF
                                                                  BENEFICIAL OWNERSHIP(1)
                                                                ---------------------------
                                                                 COMMON      PERCENTAGE OF
            NAME AND ADDRESS OF PERSON OR GROUP                 STOCK(2)    COMMON STOCK(3)
            -----------------------------------                 ---------   ---------------
Kenneth D. Kubisty (17).....................................        5,833           *
  1149 South Broadway Street
  Los Angeles, California 90015
Vicki F. Perry..............................................          288           *
  1149 South Broadway Street
  Los Angeles, California 90015
Simon J. Whitmey............................................           --           *
  1149 South Broadway Street
  Los Angeles, California 90015
All Directors and Executive Officers as a Group
  (14 persons)(18)..........................................    1,503,071         8.3%


---------------
* less than one percent

(1) Except as otherwise set forth herein, all information pertaining to the holdings of persons who beneficially own more than 5% of any class of the Company's voting stock (other than the Company or its executive officers and directors) is based on filings with the Securities and Exchange Commission (the "SEC") and information provided by the record holders.

(2) In setting forth "beneficial" ownership, the rules of the SEC require that shares underlying currently exercisable options, including options which become exercisable within 60 days, held by a described person be treated as "beneficially" owned and further require that every person who has or shares the power to vote or to dispose of shares of stock be reported as a "beneficial" owner of all shares as to which any such sole or shared power exists. As a consequence, shares which are not yet outstanding are, if obtainable upon exercise of an option which is exercisable or will become exercisable within 60 days, nevertheless treated as "beneficially" owned by the designated person, and several persons may be deemed to be the "beneficial" owners of the same securities if they share the power to vote or dispose of them.

(3) Assumes 18,725,381 shares of Common Stock outstanding, and, with respect to each listed beneficial owner, the exercise or conversion of any option or right held by each such owner exercisable or convertible within 60 days.


(4) Snyder Capital Management, L.P. ("SCMLP") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Snyder Capital Management, Inc. ("SCMI") is the sole general partner of SCMLP. Both SCMLP and SCMI are wholly owned by Nvest Companies, L.P. ("Nvest Companies"), a limited partnership affiliated with Nvest, L.P., a publicly traded limited partnership. The general partner of Nvest, L.P. and the managing general partner of Nvest Companies is an indirect, wholly owned subsidiary of Metropolitan Life Insurance Company ("MetLife"). MetLife beneficially owns all of the general partner interests in Nvest Companies and Nvest, L.P. and, in the aggregate, general partner and limited partner interests of Nvest Companies and Nvest, L.P. representing approximately 47% of the economic interests in the business of Nvest Companies. SCMI and Nvest Companies operate under an understanding that all investment and voting decisions regarding advisory accounts managed by SCMLP are to be made by SCMI and SCMLP and not by Nvest Companies or any entity controlling Nvest Companies. Accordingly, SCMI and SCMLP do not consider Nvest Companies or any entity controlling Nvest Companies to have any direct or indirect control over the securities held in managed accounts. These filers have shared voting and dispositive powers with respect to 4,544,100 and 5,027,000 shares, respectively. The above information presented in regards to the beneficial ownership of the Company's Common Stock by these filers is based upon a Schedule 13D filed by these filers with the SEC on April 26, 2000.



 (5) J O Hambro Capital Management (Holdings) Limited is a corporation organized under the laws of England. It functions as the ultimate holding company for J O Hambro Capital Management. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment advisor to North Atlantic Smaller Companies Investment Trust and American Opportunity Trust and as investment adviser to Orgx and investment manager to certain private clients. The above information is based upon a schedule 13G filed by J O Hambro Capital Management (Holdings) Limited with the SEC on April 25, 2000.


 (6) Pequot Capital Management, Inc. is an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940. 429,600 shares are held in the Pequot Healthcare Fund LP and 570,400 shares are held in the Pequot Healthcare Offshore Fund Inc. Pequot Capital Management, Inc. has sole voting and dispositive powers over these shares.


 (7) Includes 155,000 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

 (8) Includes 557,778 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

 (9) Includes 167,733 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.


(10) Includes 18,334 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.



(11) Includes 100,000 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.



(12) Includes 50,000 shares held by the Gutfreund's spouse, Susan K. Gutfreund.



(13) Includes 40,000 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.



(14) Includes 5,000 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.



(15) Includes 20,000 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.



(16) Includes 5,000 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.



(17) Includes 5,833 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.



(18) Includes 575,066 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports they file. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons, the Company believes that during the year ended December 31, 1999 each of its officers, directors and greater than ten percent shareholders complied with all such applicable filing requirements.

ITEM 1. ELECTION OF DIRECTORS

     Under the terms of Article FIFTH of the Restated Certificate and the Company's Bylaws the number of directors consisting the Board shall be as established by resolution of the Board. As of the date hereof, the Board consists of eight members and one vacancy. The current members of the Board are:
Paul R. Dupee, Jr., George H. Bigelow, Claude S. Brinegar, Robert M. Davies, Thomas W. Field, Jr., Elwood I. Kleaver, Jr., Charles E. Lewis and Simon J. Whitmey. As of the date of the Annual Meeting, Messrs. Brinegar, Field and Lewis will be retiring from the Board. Accordingly, Messrs. Brinegar and Lewis will not be standing for reelection and Mr. Field will be resigning his position on the Board. Ms. Susan Blais and Mr. John Gutfreund have been nominated by the Board to replace Messrs. Brinegar and Lewis. Mr. Field's seat will not be filled.

Pursuant to a Board resolution adopted on June 6, 2000, the number of directors consisting the Board after the Annual Meeting will be seven.

     The Restated Certificate provides that directors are classified into Class I, Class II or Class III and that the initial terms of the directors were staggered for one, two and three years, respectively. The Restated Certificate further provides that at the annual meeting which followed the expiration of the initial terms of the directors in each class, the class of directors elected at such meeting would stand for election for a three year term ending at the third annual meeting thereafter.

     The Restated Certificate does not provide for cumulative voting for the election of directors.

     At the Annual Meeting, the Board has nominated for election as directors Susan M. Blais, Robert M. Davies and John H. Gutfreund each to serve as a Class I director for three years until the 2003 Annual Meeting, and until a successor is elected and qualified (the "Board Nominees"). Mr. Davies is an incumbent director and Mr. Gutfreund and Ms. Blais are nominees who are standing for election to the Board for the first time.

     Messrs. Dupee, Davies and Kleaver (the "1998 Directors") were initially elected to the Board by the Board at a meeting held on May 8, 1998. The 1998 Directors were elected to the Board pursuant to the terms of a Settlement Agreement by and among the Company, Mr. Dupee and certain major shareholders of the Company dated as of May 8, 1998 (the "Shareholder Settlement Agreement"). The Shareholder Settlement Agreement further provided for the nomination by the Board of Messrs. Dupee and Kleaver for election to a full three year term at the Company's 1998 Annual Meeting of Shareholders (the "1998 Annual Meeting"), the termination of certain litigation between the Company, the Board (other than the 1998 Directors) and Mr. Dupee and certain shareholders of the Company (the "Soliciting Shareholders"), the Board's agreement to place certain items on the agenda at the 1998 Annual Meeting and the termination of a Written Consent Action, initiated by the Soliciting Shareholders, which sought, amongst other things, to elect ten new directors to the Board. Pursuant to the Shareholder Settlement Agreement the Company also agreed to support amendments to its Certificate and Bylaws at the 1998 Annual Meeting, which limited the size of the Board to nine members through the 1999 Annual Meeting of Shareholders (the "1998 Amendments"). The 1998 Amendments were approved and Messrs. Dupee and Kleaver were elected to three year terms as directors by the shareholders at the 1998 Annual Meeting.

     If the Board Nominees should for any reason become unavailable to serve as a director or be withdrawn from nomination, and if the Board shall designate a substitute nominee, the shares represented by valid proxies will be voted in favor of the substitute nominee. A shareholder may, in the manner set forth on the enclosed form of proxy, instruct the named proxies not to vote that shareholder's shares for a particular nominee or nominees, as indicated.

NOMINEES BY THE BOARD OF DIRECTORS FOR ELECTION AT THE ANNUAL MEETING AS CLASS I
DIRECTORS:

TERMS EXPIRING AT THE 2003 ANNUAL MEETING

SUSAN M. BLAIS
Nominee for Election
Age: 48

     Susan M. Blais was appointed Executive Vice President of the Company and Interim Vice President, General Manager of Maxicare California in April 2000. Ms. Blais had served as Senior Vice President - Strategic Planning of the Company since January 2000. Prior to joining the Company, Ms. Blais was last employed by Wellpoint Health Networks Inc. as General Manager, Senior Services and General Manager, Key Accounts from February 1998 to March 1999 and as Vice President - Sales and Marketing, Key Accounts from December 1996 to February 1997. Prior to December 1996, Ms. Blais was employed by FHP Health Care as Director, California Commercial Sales and Marketing from March 1995 to December 1996 and Director, Key and National Accounts from July 1994 to March 1995.

ROBERT M. DAVIES
Director since: 1998
Age: 49

     Robert M. Davies has been Managing Director of The Menai Group LLC, a merchant banking firm, since April 1998. Mr. Davies was the Vice President of Wexford Capital Corporation, an investment manager to several private investment funds, from 1994 to March 1997. Mr. Davies is also a Director and Chairman of the Board and Chief Executive Officer of Oakhurst Company, Inc., a Director of its majority-owned subsidiary, Steel City Products, Inc. and a Director of Industrial Acoustics Company, Inc.

JOHN H. GUTFREUND
Nominee for Election
Age: 70

     John H. Gutfreund has been the President of Gutfreund & Company, Inc., an investment banking and consulting firm for more than five years. In addition, Mr. Gutfreund serves as a Director of Ambi, Inc.; Ascent Assurance, Inc.; Baldwin Piano & Organ Company; Evercel, Inc.; Foamex International, Inc.; LCA-Vision, Inc.; and the Universal Bond Fund.

     THE BOARD RECOMMENDS VOTES FOR THE ELECTION OF MS. BLAIS AND MESSRS. DAVIES AND GUTFREUND AS DIRECTORS ON THE BOARD.

     The following persons currently serve as members of the Board and who will continue to serve until the Annual Meeting of Shareholders for the year indicated or until his or her successor is duly elected and qualified:

CLASS II

PAUL R. DUPEE, JR.
Director since: 1998
Elected to serve until: 2001 Annual Meeting
Age: 57

     Paul R. Dupee, Jr., was appointed Chairman of the Board of Directors in June 1999 and Chief Executive Officer of the Company in August 1999. For more than five years prior to the date hereof, Mr. Dupee has been a private investor. He has served as a Director of the Lynton Group, Inc. since 1996 and has been Chairman since 1998. From 1986 through 1996, Mr. Dupee was Director and Vice Chairman of the Boston Celtics Limited Partnership, which owns the National Basketball Association team, the Boston Celtics.

ELWOOD I. KLEAVER, JR.
Director since: 1998
Elected to serve until: 2001 Annual Meeting
Age: 57

     Elwood I. Kleaver, Jr. served as Interim Chief Operating Officer of the Company from April 1999 through July 1999. He has been a private investor and self-employed health care consultant specializing in turnaround situations for more than five years. He also serves as the President and Director of Alcohol Detection Services LLC ("ADS"), a start-up biotech company, and is a Director of Independent Care and Harmony Health Plan, HMOs specializing in care to the chronically disabled and Medicaid beneficiaries, respectively. In 1995, Mr. Kleaver became an officer and Director of Early Detection, Inc. ("EDI"), a start-up biotech company which in 1998 underwent liquidation under Chapter 128 (Creditors' Actions) of the Wisconsin Statutes. ADS is the successor of the operations formerly operated by EDI.

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CLASS III

GEORGE H. BIGELOW
Director since: 1999
Elected to serve until: 2002 Annual Meeting
Age: 57

     Mr. Bigelow has been a managing member of Americana Group, LLC, a real estate investment advisor since January 1998. Previously, he was the President, Chief Operating Officer and Director of Americana Hotels and Realty Corporation, a publicly-traded real estate investment trust located in Boston, Massachusetts, from 1986 to January 1998 and he became Chief Financial Officer from March 1997 through January 1998. Mr. Bigelow was the President of Americana Corporation, an investment advisor and consulting firm, from 1986 until 1998.

SIMON J. WHITMEY
Director since: 1999

Elected to serve until: 2002 Annual Meeting

Age: 53

     Mr. Whitmey has served as President and Chief Executive Officer of Acralight, Inc., a privately owned California corporation (and a California licensed contractor) that manufactures and installs glazing systems since 1995. Mr. Whitmey was self-employed as a real estate developer from 1992 to 1995.

     Thomas W. Field Jr., currently a Class III director, is retiring from the Board effective as of the Annual Meeting.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     There were seven meetings of the Company's Board during the year ended December 31, 1999. During that year, each director attended at least 75% of the meetings of the Board and its committees that each director was entitled to attend.

     The Board has standing Executive, Audit, Compensation - Stock Option and Nominating Committees.

     Executive Committee. The Executive Committee was formed in December 1997 and exercises all the power of the Board except as limited by Delaware law. The current members of the Executive Committee are Messrs. Dupee, Davies, Brinegar and Field. The Executive Committee met two times during 1999. Effective August 1999 Mr. Davies replaced Mr. Kleaver as a member of the Executive Committee.

     Audit Committee. The Audit Committee meets periodically with management and the Company's independent public accountants to make inquiries regarding the manner in which the responsibilities of each are being discharged. The Audit Committee reports thereon to the Board. The Audit Committee also recommends, for the approval of the Board, the annual appointment of the Company's independent public accountants with whom the Audit Committee reviews the scope of the audit and non-audit assignments, the accounting principles being applied by the Company in financial reporting, the scope of internal auditing procedures, and the adequacy of internal controls. The current members of the Audit Committee are Messrs. Brinegar, Davies, Field, Lewis and Whitmey. The Audit Committee met six times during 1999.

     Compensation - Stock Option Committee. The Compensation - Stock Option Committee reviews and makes recommendations with respect to the Company's various compensation programs and administers the 1990 Stock Option Plan, the 1995 Stock Option Plan, the 1999 Stock Option Plan (the "Option Plans") and authorizes the granting of options thereunder. The Compensation - Stock Option Committee also administers the Outside Directors 1996 Formula Stock Option Plan and the Senior Executives 1996 Stock Option Plan (the "Senior Executives' Plan"). The Compensation - Stock Option Committee administers the awarding of discretionary bonuses by the Company and also approves the remuneration of executive and other senior officers of the Company. The current members of the Compensation - Stock Option Committee are

Messrs. Bigelow, Brinegar, Field, Whitmey and Dupee (ex-officio). The Compensation - Stock Option Committee met three times during 1999.

     Nominating Committee. The Nominating Committee recommends to the Board nominees for election to the Board at the annual meeting and to fill any Board vacancies that may occur. The current members of the Nominating Committee are Messrs. Bigelow, Lewis and Whitmey. The Nominating Committee met one time during 1999.

     The Nominating Committee will consider nominees recommended by shareholders. Nominations of persons for election to the Board may be made at an annual meeting of shareholders by any shareholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses (1) and
(2) below and who is a shareholder of record at the time such notice is delivered to the Secretary of the Company.

          (1) For nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than seventy (70) days nor more than ninety
     (90) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days or delayed by more than seventy (70) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the seventieth (70th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth
     (a) as to each person who the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made; (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner; and (ii) the class and number of shares of the capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

          (2) Notwithstanding anything in the second sentence of clause 1 to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least eighty (80) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

ITEM 2. CERTIFICATE AMENDMENT TO INCREASE AUTHORIZED SHARES

DESCRIPTION OF THE PROPOSED AUTHORIZED SHARE AMENDMENT

     On June 6, 2000 the Board unanimously adopted and directed to be submitted to a vote of the shareholders the Authorized Share Amendment which, if adopted, would amend Section A of Article FOURTH of the Restated Certificate to increase the number of shares of Common Stock that the Company is authorized to issue from 40.0 million shares to 80.0 million shares.

     The text of the proposed Authorized Share Amendment is as follows:

          Article FOURTH of the Corporation's Restated Certificate of Incorporation shall be amended to delete the second sentence of Section A thereof and to replace such sentence with the following:

             "The Corporation is authorized to issue 80,000,000 shares of Common Stock, par value $.01, and 5,000,000 shares of Preferred Stock, which shall be issued from time to time in series and of which 2,500,000 shares shall be designated as Series A Cumulative Convertible Preferred Stock (the "Series A Stock")."

     If approved by the shareholders, the Authorized Share Amendment will be effective upon filing a Certificate of Amendment containing the text of the amendment with the Secretary of State of the State of Delaware.

PURPOSE OF THE PROPOSED AUTHORIZED SHARE AMENDMENT

     The Board believes that the proposed Authorized Share Amendment is advisable and in the best interests of the Company and its shareholders in order to increase the number of shares of Common Stock available for issuance by the Company. The adoption of the Authorized Share Amendment will enable the Company to proceed with its proposed Rights Offering, described below, which will enable it to issue up to approximately 28 million additional shares of Common Stock and potentially raise up to an additional $28 million of new equity capital for the Company. The Company's Restated Certificate currently authorizes the issuance of
40.0 million shares of Common Stock. As of August 1, 2000, there were 18,725,381 shares of Common Stock issued and outstanding, plus an additional 3,285,000 shares which are subject to issuance pursuant to the exercise of options (of which options to purchase 2,744,222 shares are currently outstanding) under the Company's 1990, 1995, 1999 and Formula and Senior Executives' Stock Option Plans and options granted in conjunction with the Company's 1990 plan of reorganization. Accordingly, the Company has available for issuance only 17,989,619 shares which are not outstanding or subject to issuance with respect to the exercise of authorized options. Therefore, currently the Company has an insufficient number of shares of Common Stock available to enable the Company to proceed with the Rights Offering as contemplated. Even if the Rights Offering were to be reduced, a full subscription would leave the Company with potentially no shares of Common Stock available for future issuances.

     Although the Company has considered, and continues to consider from time to time, other opportunities that may involve the issuance of Common Stock, there are currently no plans, arrangements, agreements or understandings for the issuance or use of the additional shares of authorized Common Stock, other than the proposed Rights Offering and the Standby Underwriter Commitment described below. Irrespective of whether the Company goes forward with the Rights Offering, the Board believes the Authorized Share Amendment is in the best interests of the Company and its shareholders because it would give the Company greater flexibility to issue stock to acquire other businesses or in connection with corporate partnering arrangements; to provide incentives to employees, consultants and contractors; to raise capital; and for other general corporate purposes. The proposed Restricted Transferability of Common Stock Amendment, if approved, would not restrict the ability of the Company to issue shares of Common Stock. Accordingly, the authorized but unissued shares of Common Stock would be available for issuance from time to time for any proper purpose approved by the Board. The Board does not presently intend to seek further shareholder approval of any particular issuance of shares, unless such approval is required by law or the rules of any quotation system or exchange on which the Common Stock is then traded.

EFFECTS OF THE PROPOSED AUTHORIZED SHARE AMENDMENT

     If the proposed Authorized Share Amendment is implemented, the additional authorized shares of Common Stock would be available for issuance from time to time upon such terms and for such purposes as the Board may deem advisable, generally without further action by the shareholders of the Company. Except in connection with the proposed Rights Offering and the Company's outstanding Shareholders' Rights Plan, shareholders would not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future. Any future issuance of Common Stock may, depending upon the circumstances, dilute the earnings per share, liquidation value, voting power and other rights and interests of the existing shareholders. The proposed Authorized Share Amendment would not effect any change in the Company's currently outstanding Common Stock. The additional authorized shares of Common Stock would have the same rights and privileges as the shares of Common Stock presently outstanding. Although not a factor in the decision of the Board to propose the Authorized Share Amendment, the proposed Authorized Share Amendment could have an anti-takeover effect by increasing the number of shares of Common Stock available for issuance by the Board. The increase in the number of shares of Common Stock available for issuance could enable the Board to render more difficult or discourage a hostile transaction to take control of the Company. In the course of exercising its fiduciary responsibilities to shareholders, the Board could issue additional shares without shareholder approval in order to increase the voting power of parties friendly to the Board or to dilute the voting power and other rights of a potential acquirer. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company's shareholders to realize a higher price for their shares than would be generally available in the public markets. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

RIGHTS OFFERING


     On June 6, 2000 the Board unanimously voted to grant the Company's shareholders non-transferable rights (the "Rights") to purchase at $1.00 per share, one and one half shares of newly issued Common Stock for each share of Common Stock held by them on such date (the "Rights Offering"). At a meeting held on July 10, 2000 the Board unanimously agreed to amend the Rights Offering to change the record date from August 1, 2000 to September 14, 2000. The Board took this action so that the shareholders eligible to participate in the Rights Offering would be those shareholders closer to the anticipated effective date of the Rights Offering. We further amended the Rights Offering at a Board meeting held on August 3, 2000 to shorten the exercise period from 30 days to 15 days. The Board took this action so that the results of the Rights Offering could be reflected in the Company's third quarter financial statements. Subject to the effectiveness of a registration statement covering the sale of the Company's Common Stock pursuant to the Rights Offering and shareholder approval of the proposed Authorized Share Amendment at the meeting, the Rights Offering will remain open for a 15 day period from September 15, 2000 to September 29, 2000.



     In addition, the Company has entered into a letter of intent with MDB Capital Group LLC (the "Standby Underwriter") which contemplates that the Standby Underwriter will enter into a Standby Underwriting Agreement with the Company pursuant to which the Standby Underwriter will provide a firm commitment (the "Standby Underwriting Commitment") to purchase from the Company, at $1.00 per share (less applicable underwriter's discount), up to $15.0 million worth of any shares remaining available after completion of the Rights Offering (the "Standby Underwriting"). Pursuant to the Standby Underwriter's Agreement, the Company will agree, upon termination of the Rights Offering, to sell to the Standby Underwriter, for a purchase price of $100, warrants to purchase up to
1.0 million shares of Common Stock at an exercise price of $1.50 per share. The Standby Underwriting Commitment will be contingent upon the satisfaction of certain conditions by the Company.



     The Board reserves the right to modify, postpone or to cancel the Rights Offering at any time prior to the consummation of the sale of the shares upon the exercise of the Rights if they determine such modification, postponement or cancellation is in its best interest. Based on the $1.00 per share subscription price, if the Rights Offering is fully subscribed, the Company would raise proceeds of approximately $28 million before the costs of the Rights Offering and the costs of the Standby Underwriting. The Restricted Transferability of Common Stock Amendment described below will be of no effect during effectiveness of the Rights Offering, because this amendment will not become effective, if at all, until after the Rights Offering is terminated. The effectiveness of the Rights Offering is subject to shareholder approval of the proposed Authorized Share Amendment, the effectiveness of the Standby Underwriting Commitment and the effectiveness of the Company's Form S-2 Registration Statement covering the Company's sale of approximately 28 million shares of Common Stock issuable upon the exercise of the Rights by shareholders or the sale to the public of shares of Common Stock pursuant to the Standby Underwriting Commitment.


     All of the continuing directors, the board members and certain of its executive officers, including the Company's Chief Executive Officer, Paul R. Dupee, Jr., who collectively own 827,956 shares, or approximately 4.4%, of the outstanding Common Stock, currently intend to exercise their Rights. To the extent that the voting power of the directors and executive officers of the Company increases as a result of the Rights Offering, it will be more difficult for the remaining shareholders to replace or remove the directors and executive officers.



     Consummation of the Rights Offering will enable the Company to raise up to approximately $28 million in cash proceeds (before the costs of the Rights Offering and the costs of the Standby Underwriting). The primary purpose of the Rights Offering and Standby Underwriting is to alleviate potential serious liquidity and capital adequacy problems of the Company and in particular of the parent company, Maxicare Health Plans, Inc. ("MHP"). MHP is a holding company which currently owns three health maintenance organizations ("HMOs") licensed in California, Indiana and Louisiana and Maxicare Life and Health Insurance Company ("MLH"). The Company's HMOs and MLH are subject to state regulations which require compliance with certain statutory deposit, dividend distribution and net worth requirements. To the extent the operating HMOs and MLH must comply with these regulations, they may not have the financial flexibility to transfer funds to MHP. As a result of operating losses and regulatory requirements and restrictions, the amount of the Company's cash generally available to fund its working capital and operational requirements at MHP (including cash held at MHP and cash held by the operating subsidiaries available for transfer to the parent company) has diminished from $46.6 million as of December 31, 1996 to $1.5 million as of March 31, 2000. This lack of available cash at MHP has created increased liquidity problems and operational and capital adequacy concerns. For this reason, failure to successfully implement the Rights Offering and raise the proceeds contemplated thereby would leave the Company with immediate and serious liquidity and capital adequacy problems which could materially impair the Company's business and operations.



     In June 2000, the Company sold 800,000 shares of Common Stock, at $1.25 per share, in a private placement to Meespierson Cayman Limited, as trustee of Sofaer Funds/SCI Global Hedge Fund. Although this financing gave the Company some additional liquidity, it is insufficient to enable the Company to retain a sufficient amount of cash and capital resources at the parent company level for emergencies, working capital requirements, funding the Company's infrastructure and capital improvement requirements (in particular the funding of improvements to the Company's information technology capabilities), and funding of regulatory capital requirements of the HMOs and MLH to support ongoing business growth.


     THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY COMMON STOCK. ANY OFFER SHALL BE MADE ONLY THROUGH A SEPARATE PROSPECTUS. THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER SHAREHOLDERS SHOULD EXERCISE ANY SUBSCRIPTION RIGHTS THAT MAY BE ISSUED TO THEM.

VOTE REQUIRED

     The proposed Authorized Share Amendment must be approved by the holders of a majority of all outstanding shares of Common Stock or 9,362,691 shares. Any abstention or broker non-vote will have the effect of a vote against the proposed Authorized Share Amendment.

     WHILE SHAREHOLDERS OF THE COMPANY ARE NOT BEING ASKED TO VOTE ON THE RIGHTS OFFERING; THE COMPANY'S ABILITY TO CONSUMMATE THE RIGHTS OFFERING IS DEPENDENT UPON SHAREHOLDER APPROVAL OF THE PROPOSED AUTHORIZED SHARE AMENDMENT.

     FOR THE REASONS STATED ABOVE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED AUTHORIZED SHARE AMENDMENT.

ITEM 3. CERTIFICATE AMENDMENT TO IMPOSE RESTRICTIONS ON THE TRANSFER OF CAPITAL STOCK

DESCRIPTION OF THE PROPOSED RESTRICTED TRANSFERABILITY OF CAPITAL STOCK
AMENDMENT

     On June 6, 2000, the Board unanimously adopted and directed to be submitted to a vote of the shareholders the Restricted Transferability of Capital Stock Amendment. If adopted, this amendment would add a new Section K to Article FOURTH of the Restated Certificate entitled "Certain Restrictions on the Transfer of Stock" that would prohibit transfer of the Company's Capital Stock, unless approved by the Board, to the extent the transfer would (i) cause the ownership interest of the transferee or any other person to equal 5% or more of the Company's fair market value; or (ii) increase the ownership interest of the transferee or any other person where such transferee's or other person's ownership interest equalled 5% or more of the Company's fair market value before the transfer.

     The text of the proposed Restricted Transferability of Capital Stock Amendment is contained in Exhibit A hereto, and if approved by the shareholders, will be effective upon filing a Certificate of Amendment containing the text of the Restricted Transferability of Capital Stock Amendment with the Secretary of State of the State of Delaware. However, the Company will not file this amendment until after the completion of the proposed Rights Offering described above or at such time prior to the effective date of the Rights Offering that the Board determines not to commence or to cancel the Rights Offering, including, but not limited to, if the shareholders do not approve the proposed Authorized Share Amendment described above.

PURPOSE OF THE PROPOSED RESTRICTED TRANSFERABILITY OF CAPITAL STOCK AMENDMENT

     The Board believes that the proposed Restricted Transferability of Capital Stock Amendment is advisable and in the best interests of the Company and its shareholders in order to provide the Company the opportunity to utilize its net operating loss (NOL) carryforwards. As of December 31, 1999, the Company had NOL carryforwards for federal income tax purposes of approximately $407.5 million, which expire in the years 2003 through 2019. Under the Internal Revenue Code of 1986, as amended (the "Code"), the Company generally would be entitled to reduce its future federal income tax liabilities by carrying unused NOLs forward for a period ranging from 15 to 20 years to offset future taxable income. However, the Company's ability to utilize any NOL carryforwards in future years may be restricted in the event the Company undergoes an "ownership change" within the meaning of Section 382 of the Code. An "ownership change" will occur if the aggregate percentage point ownership increase for all "5% shareholders" for a three year "testing period" exceeds 50 percentage points. For this purpose, a "5% shareholder" is any direct or indirect holder, taking certain attribution rules into account, of 5% or more of a corporation's capital stock, determined by the fair market value of such capital stock. For this purpose, all holders of less than 5% are generally treated collectively as a single 5% shareholder. In general, the "testing period" is the three-year period ending on the date an ownership shift affecting a 5% shareholder has occurred. Once an ownership change has occurred, as of that date, only subsequent ownership changes are tested. In determining the amount by which 5% shareholders have increased their percentage, the percentage interest of each 5% shareholder on the testing date is compared to the lowest percentage interest of such shareholder at any time during the testing period. For example, a shareholder whose percentage ownership decreased from 8% to 6%, then increased to 20%, within the same testing period will be considered to have had an increase of 14 percentage points (i.e., the difference between that shareholder's percentage ownership interest on the testing date (20%) and the lowest percentage ownership interest during the testing period (6%)). If the aggregate increase in the ownership percentage of all 5% shareholders exceeds 50 percentage points as of the end of the testing period (including increases by any persons or groups of persons who become 5% shareholders during the testing period), then an ownership change will have occurred.

     The issuance of Common Stock by the Company pursuant to the proposed Rights Offering and Standby Underwriting may increase the likelihood of the occurrence of an ownership change. Currently, based on the information available to the Company, it appears that for the three years ended May 30, 2000 a greater than 50% ownership change has not occurred. In the event the Rights Offering is consummated the ownership change percentage could increase substantially, so that additional stock transfers could trigger an over 50% ownership change for
Section 382 purposes which could result in a significant limitation of the Company's ability to fully utilize its NOL carryforwards. In the event of such an ownership change, the amount of NOLs and NOL carryforwards attributable to the period prior to the ownership change that may be used to offset taxable income in any year thereafter generally may not exceed the fair market value of the Company immediately before the ownership change (subject to certain adjustments) multiplied by the applicable long-term, tax-exempt rate announced by the Internal Revenue Service in effect for the date of the ownership change. As a result of these limitations imposed by Section 382 of the Code (the "Section 382 Limitations"), in the event of an ownership change, the Company's ability to use its NOL carryforwards in future years may be limited and, to the extent the NOL carryforwards cannot be fully utilized under these limitations within the carryforward periods, the NOL carryforwards would expire unutilized. Accordingly, after any ownership change, if the Company were successful in the future in generating taxable income, the Company may be required to pay more income taxes or to pay such taxes sooner than if the use of its NOL carryforwards were not limited.

     In light of the potential for these adverse tax consequences, the Board believes that the proposed Restricted Transferability of Capital Stock Amendment is in the best interests of the Company. By prohibiting transfer of the Company's Capital Stock to the extent the transfer would (i) cause the ownership interest of the transferee or any other person to equal 5% or more of the Company's fair market value; or (ii) increase the ownership interest of the transferee or any other person where such transferee's or other person's ownership interest equalled 5% or more of the Company's fair market value before the transfer, this amendment reduces the possibility of an ownership change and the application of the Section 382 Limitations. Thus, the Company would avoid the adverse tax consequences discussed above.

EFFECTS OF THE PROPOSED RESTRICTED TRANSFERABILITY OF COMMON STOCK AMENDMENT

     Although not a material factor in the decision of the Board to propose the Restricted Transferability of Capital Stock Amendment, this proposed amendment could have an anti-takeover effect by prohibiting shareholders from increasing their ownership interest to 5% or more and prohibiting any increase in the ownership interest of shareholders already holding 5% or more of the Company's fair market value. Such limitations could enable the Board to render more difficult or discourage a hostile transaction to take control of the Company. Furthermore, the presence of these limitations could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company's shareholders to realize a higher price for their shares than would be generally available in the public markets. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

     The Restricted Transferability of Capital Stock Amendment is not intended to supercede or terminate the Company's Shareholders Rights Plan pursuant to which on February 24, 1998, the Board declared a dividend distribution of one preferred share purchase right (a "Share Purchase Right") for each outstanding share of Common Stock. The dividend was payable to the shareholders of record on March 16, 1998, and with respect to Common Stock issued thereafter, until a certain distribution date and, in certain circumstances, with respect to Common Stock issued after this distribution date. With certain exceptions, each Share Purchase Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one five-hundredth of a share of Series B Preferred Stock, $0.01 par value, of the Company at a price of $45.00 per one five-hundredth of a Preferred Share subject to adjustment. The description and terms of the Share Purchase Rights are set forth in a Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of February 24, 1998, and as amended. The Shareholder Rights Plan does not prohibit transfer of the Company's Common Stock; rather it is an anti-takeover device triggered by certain acquisitions of the Company's Common Stock. Because the restrictions on transfer imposed by the Restricted Transferability of Common Stock Amendment may be lifted in the Board's discretion, the Board, if faced with a hostile transaction to take control of the Company, may choose to permit only the Shareholder Rights Plan to operate and not the restrictions imposed by the Restricted Transferability of Capital Stock Amendment.

     In order to further protect the Company's NOLs from the impact of an ownership change, the Board on June 6, 2000 voted to amend the Shareholders Rights Plan to provide that the exercisability of the Share

Purchase Rights is triggered in the event any party acquires 5% or more of the Company's Common Stock or any party which currently holds 5% or more of the Common Stock acquires additional shares, without the approval of the Board.

     Prior to any change in beneficial ownership percentage (which is not necessarily equal to ownership as defined by Section 382 of the Code) occasioned by the Rights Offering and Standby Underwriting described above, SCMLP, Heartland Advisors, Inc., J O Hambro Capital Management (Holdings) Limited (the "Principal Shareholders") beneficially hold 56.5% of the Common Stock, thus giving them effective control over the Company and the corresponding ability to prevent hostile takeover attempts. In addition, the Restricted Transferability of Capital Stock Amendment would restrict the ability of the Principal Shareholders to transfer a control block of the Common Stock, thereby making more difficult the completion of a hostile takeover transaction by an outside party (which is not necessarily equal to ownership as defined by Section 382 of the Code).

VOTE REQUIRED

     The proposed Restricted Transferability of Capital Stock Amendment must be approved by the holders of a majority of all outstanding shares of Common Stock or 9,362,691 shares. Any abstention or broker non-vote will have the effect of a vote against the proposed Restricted Transferability of Capital Stock Amendment.

     FOR THE REASONS STATED ABOVE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED RESTRICTED TRANSFERABILITY OF CAPITAL STOCK AMENDMENT.

ITEM 4. APPROVAL OF THE 2000 STOCK OPTION PLAN

     On June 6, 2000, the Board adopted the 2000 Stock Option Plan, a copy of which is attached hereto as Exhibit B to this Proxy Statement (the "2000 Plan"), contingent upon shareholder approval at the Annual Meeting.

     The Board believes that the Company's long-term success is dependent upon the ability of the Company and its subsidiaries to attract and retain outstanding individuals; to motivate their best efforts on behalf of the Company's interest; to further the identity of interests of such employees with the interest of the Company's shareholders; and to enhance the incentive for such employees to promote the success of the Company and maximize shareholder value. It is the view of the Board that the grant of options under the 2000 Plan to directors, officers and employees will be an important addition to these efforts.


     The Company has a 1990 Stock Option Plan (the "1990 Plan"), under which a maximum of 1,000,000 shares of Common Stock may be issued. As of August 1, 2000, 571,908 shares have been issued pursuant to the exercise of options granted under the 1990 Plan, options to purchase 413,000 shares of Common Stock are outstanding and options to purchase 15,092 shares of Common Stock may be granted in the future. The 1990 Plan expires on December 5, 2000 and no options may be granted under the 1990 Plan thereafter.



     The Company also has a 1995 Stock Option Plan (the "1995 Plan"), under which a maximum of 1,000,000 shares of Common Stock may be issued. As of August 1, 2000, 8,333 shares of Common Stock have been issued pursuant to the exercise of options granted under the 1995 Plan, options to purchase 825,667 shares of Common Stock are outstanding and options to purchase 166,000 shares of Common Stock may be granted in the future. The 1995 Plan expires on July 27, 2005 and no options may be granted under the 1995 Plan thereafter.



     The Company also has a 1996 Outside Directors Formula Stock Option Plan (the "Formula Plan"). Options to purchase a maximum of 125,000 shares of Common Stock under the Formula Plan may be granted only to outside directors. As of August 1, 2000, no shares of Common Stock have been issued pursuant to the exercise of options granted under the Formula Plan, options to purchase 95,000 shares of Common Stock are outstanding and options to purchase 30,000 shares of Common Stock may be granted in the future. Since the available amount for grant is less than the stipulated formula grant amount no further options will be granted under the Formula Plan.

     The Company also has a 1999 Stock Option Plan (the "1999 Plan"), under which a maximum of 750,000 shares of Common Stock may be issued. As of August 1, 2000, no shares of Common Stock have been issued pursuant to the exercise of options granted under the 1999 Plan, options to purchase 415,000 shares of Common Stock are outstanding and options to purchase 335,000 shares of Common Stock may be granted in the future. The 1999 Plan expires on June 29, 2009 and no options may be granted under the 1999 Plan thereafter.


     As of the date hereof, there are no outstanding options which are "in the money". This coupled with the limited number of shares of Common Stock available under the Option Plans and the Formula Plan, in the Board's view, restrict the Company from achieving the goals for the Option Plans and the Formula Plan previously described. Therefore, the Board believes the 2000 Plan is necessary to achieve such goals.

     The principal provisions of the 2000 Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the 2000 Plan, a copy of which is attached hereto as Exhibit B.

TYPES OF OPTIONS AND STOCK SUBJECT TO THE 2000 PLAN

     The stock to be offered under the 2000 Plan consists of a maximum of 4.0 million authorized unissued shares of Common Stock or shares of Common Stock held in the treasury. Based on the closing price on the NASDAQ-NMS on
            , 2000 ($     per share), the current market value of the Common
Stock eligible for issuance underlying the options is $          .

     In the event of a stock dividend (but only on Common Stock), stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, separation or like change in the corporate or capital structure of the Company, the administrator of the 2000 Plan is authorized to make appropriate adjustment to the number and kind of shares authorized for issuance pursuant to the 2000 Plan; although no adjustment shall be made in the case of a liquidation, merger, consolidation or other reorganization if the Company is not the surviving corporation (see "Changes in Control").

     The number of shares issued pursuant to the exercise of stock options under the 2000 Plan will be charged against the maximum number of shares set forth above. If any stock option granted under the 2000 Plan expires, terminates, or is surrendered or canceled without having been exercised in full, the shares of Common Stock allocable to the unexercised portion of the stock option will again be eligible for issuance upon exercise of other options. If the exercise price of a stock option granted under the 2000 Plan is paid for by the surrender of previously owned shares of Common Stock, the number of shares of Common Stock available for issuance under the 2000 Plan will be increased by the number of previously owned shares of Common Stock so surrendered.

     Two types of options may be granted under the 2000 Plan: options intended to qualify as incentive stock options under Section 422 of the Code and non-qualified stock options not specifically authorized or qualified for favorable federal income tax consequences.

ADMINISTRATION OF THE 2000 PLAN

     The 2000 Plan is administered by the Board, or in the discretion of the Board, a committee ("Option Committee") of not less than two individuals, all of whom must be members of the Board, outside directors as defined in Treasury Regulation Section 1.162-27(e) (3) ("outside directors"), and "non-employee directors" within the meaning of Rule 16b-3 promulgated pursuant to the Exchange Act. The 2000 Plan will initially be administered by the Compensation - Stock Option Committee which will be reconstituted by the Board after the Annual Meeting.

     The Option Committee may determine and designate those directors, officers and key employees who are to be granted stock options under the 2000 Plan, the number of shares to be subject to such options and the nature and terms of the options granted. The Option Committee shall also, subject to the express provisions of the 2000 Plan, have authority to interpret and construe any provisions thereof and any options granted thereunder, including but not limited to whether, to what extent and under what circumstances, options under the 2000 Plan may be canceled, forfeited, exchanged or surrendered, to make adjustments in the terms and conditions of options, and to make all other determinations deemed necessary or advisable for administration of the 2000 Plan. All decisions, determinations and interpretations of the Option Committee shall be final and binding for all persons, including without limitation, the Company.

     The Board may, at any time, amend or terminate the 2000 Plan, so long as such action does not impair any options previously granted thereunder and so long as stockholder approval is obtained for any amendment, materially increasing the number of shares subject to the 2000 Plan, increasing the term of the 2000 Plan or materially modifying the requirements as to eligibility for participation in the 2000 Plan.

PURCHASE PRICE

     The Option Committee shall determine the purchase price for the shares subject to any option granted under the 2000 Plan; provided, however, the purchase price for an incentive stock option shall not be less than 100% of the fair market value of the shares of Common Stock on the date the option is granted and the purchase price for a non-qualified stock option shall not be less than the par value per share of Common Stock.

EXERCISE OF STOCK OPTIONS

     Stock options will become exercisable in one or more installments at the time or times specified by the Option Committee; provided, however, no stock option may be exercised after the first to occur of: (i) ten years from the date of grant; (ii) the expiration of the term of the stock option pursuant to the Stock Option agreement; or (iii) one year after the optionee's death or termination of employment or directorship with the Company or its subsidiaries.

     In the event an optionee ceases to be employed by the Company for any reason other than death or permanent disability, any options granted to him or her under the 2000 Plan will terminate on the earlier of (i) thirty days after the termination date (or the extended date provided by the Option Committee, if any) or (ii) the date on which the option expires by its terms. If an optionee dies or becomes disabled while employed by the Company, any options exercisable on the date of said death or disability may be exercised by said optionee or his or her transferees by will or by the laws of descent and distribution until the earlier of (i) the expiration date of the Options established by the Option Committee; (ii) ten years from the date of grant; or (iii) one year from the date of death or disability, as the case may be. Options will not be assignable or transferable except by will or the laws of descent and distribution, and during an optionee's lifetime, may be exercised only by him or her.

     The purchase price for any shares purchased pursuant to the exercise of an option granted under the 2000 Plan must be paid in full upon exercise of the option in cash or, at the discretion of the Option Committee, upon such terms and conditions as it may approve, by a copy of instructions to a broker directing such broker to sell the Common Stock for which such option is exercised and to remit to the Company the aggregate exercise price of the options; or at the discretion of the Option Committee, upon such terms and conditions as it may approve, by transferring to the Company for redemption shares of previously acquired Common Stock at their fair market value. In addition, the Company may extend and maintain, or arrange for the extension and maintenance of, credit to any optionee to finance his or her purchase of shares pursuant to exercise of an option on such terms as may be approved by the Option Committee subject to applicable regulations of the Federal Reserve Board and any other laws or regulations in effect at the time such credit is extended. The Company may also authorize a cash payment to an optionee which shall not exceed the amount which would be required in order to pay in full the federal, state and local income taxes due as a result of income recognized by the optionee as a consequence of the exercise of the options and receipt of such payment.

     Transfer to the Company for redemption of shares of Common Stock at their fair market value as payment for the shares acquired upon exercise of the option may enable employees to use a technique known as "pyramiding" if the fair market value of the shares acquired upon exercise of an option exceeds the price at which the option may be exercised. Pyramiding of stock options, in brief, works as follows: An optionee may exercise a limited portion of his or her option for cash to acquire a few shares of stock. Because the value of the stock the optionee acquires exceeds the exercise price of the option, he or she may immediately exercise his or her option again by exchanging the shares acquired by the first exercise to acquire a greater number of shares. This process may be repeated until the optionee has fully exercised his or her option. The optionee does not keep the shares he or she exchanges upon each exercise of the option. Pyramiding may result in an optionee fully exercising his or her option at any time by this series of stock exchanges with a nominal initial cash payment.

     The 2000 Plan provides that optionees thereunder forfeit any profits they may realize from the exercise of options granted under the 2000 Plan in the event such optionee voluntarily terminates their employment with the Company within 6 months of such exercise and within 90 days after such termination becomes an officer, director, employee, consultant or advisor to any "competitor" of the Company, as such term is defined in the 2000 Plan.

     The 2000 Plan permits the Company to withhold from any compensation payable to the optionee amounts sufficient to satisfy any withholding taxes required to be withheld by federal, state or local law as a result of the grant or exercise of any option.

ELIGIBILITY

     Officers, key employees and directors of the Company and employees of its subsidiaries who are selected by the Option Committee from time to time are eligible to participate in the 2000 Plan. In determining the persons to whom options will be granted under the 2000 Plan and the amount, timing and terms of such options, the Option Committee will take into account such factors as the Option Committee in its sole discretion deems relevant in connection with furthering the purposes of the 2000 Plan. No person who owns stock representing more than 10% of the total combined voting power of all classes of Common Stock or any subsidiary, at the time the option is granted, shall be eligible to receive incentive stock options under the 2000 Plan with an exercise price of less than 110% of the fair market value of the shares on the date of grant or for a term in excess of five years.

CHANGES IN CONTROL

     In the event of a liquidation, merger, reorganization or consolidation of the Company in which the Company is not the surviving corporation or in the event the Company becomes a wholly owned subsidiary of another corporation, all outstanding options shall become exercisable for a ten day period ending on the fifth day prior to consummation of the transaction, and, unless any successor corporation makes provision for the continuation of the 2000 Plan or the options issued thereunder, the 2000 Plan or the options, as the case may be, shall terminate. In the event such transaction is not consummated, such option exercise may, at the election of the optionee, be rescinded and all of the stock options will be returned to their former status under the 2000 Plan and the stock option agreement.

TERM OF 2000 PLAN

     If approved by the shareholders at the Annual Meeting, the 2000 Plan will become effective on September 14, 2000 and will expire on September 14, 2010, unless sooner terminated by the Board.

ADDITIONAL INFORMATION CONCERNING STOCK OPTION GRANTS

     Since the 2000 Plan will not become effective until approved by the shareholders, no grants have been made under the 2000 Plan. If the 2000 Plan is approved by the shareholders, grants to be made thereunder will be in the discretion of the Option Committee and, accordingly, are not determinable.

     For information relating to the grant under the 1990 Plan, 1995 Plan, 1999 Plan and Formula Plan of stock option grants to the named executives in 1997, 1998 and 1999, see the Summary Compensation Table and the Option Grants table below.

FEDERAL INCOME TAX CONSEQUENCES

     Both non-qualified stock options and incentive stock options may be granted under the 2000 Plan. Under current federal income tax law, the grant of a non-qualified stock option under the 2000 Plan will have no federal income tax consequences to the Company or the optionee. Generally, upon exercise of a non-qualified stock option granted under the 2000 Plan, the excess of the fair market value of the stock at the date of exercise over the option price (the "Spread") is taxable to the optionee as ordinary income. All such amounts taxable to an employee are deductible by the Company as a compensation expense. The deduction will be allowed for the taxable year of the Company in which an amount is includable in the optionee's earned income.

     In August 1993, the Omnibus Budget Reconciliation Act ("OBRA") became law. Under the new law, publicly-held companies may be limited as to income tax deductions to the extent total remuneration (including stock option exercises) for certain executive officers exceeds $1 million in any one year. OBRA could limit the deductibility of remuneration related to options granted under the 2000 Plan. However, such compensation is not subject to the deduction limit if certain limitations approved by the shareholders are applied to stock options awarded under the 2000 Plan to executive officers and stock options are granted at not less than fair market value. The 2000 Plan satisfies these limitations.

     The sale or transfer of shares of Common Stock issuable under the 2000 Plan is subject to restrictions pursuant to the Securities Act of 1933, as amended (the "Securities Act"). In connection therewith, the Company intends to have an effective Form S-8 Registration Statement on file with the SEC covering the sale of Common Stock issuable upon the exercise of any options under the 2000 Plan prior to the initial vesting of any stock options granted under the 2000 Plan. Subject to the foregoing, the shares received on exercise of a non-qualified stock option under the 2000 Plan will not be subject to restrictions on transfer or risks of forfeiture; and, therefore, the optionee will recognize income on the date of exercise of a non-qualified stock option. However, if the optionee is subject to Section 16(b) of the Exchange Act, the Section 16(b) restriction may be considered a substantial risk of forfeiture for tax purposes. Under current law, employees who are directors or officers of the Company will be subject to restrictions under Section 16(b) of the Exchange Act during their term of service and for up to six months after termination of such service. Rule 16b-3 promulgated by the SEC under the Exchange Act ("Rule 16b-3") provides an exemption from the restrictions of Section 16(b) for the grant of derivative securities, such as stock options, under qualifying plans. Because the 2000 Plan satisfies the requirements for exemption under Rule 16b-3, the grant of options will not be considered a purchase and the exercise of the options to acquire the underlying shares of Common Stock will not be considered a purchase or sale. Thus, ordinary income will be recognized and the Spread will be measured on the date of exercise.

     There will be no federal income tax consequences to the Company or the employee as a result of the grant of an incentive stock option. The optionee also will not recognize income when the incentive stock option is exercised (subject to the alternative minimum tax rules discussed below). Generally, the Company receives no deduction at the time of exercise.

     In the event of a disposition of shares acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the employee has held the shares. If the employee does not dispose of the shares within two years after the incentive stock option was granted, or within one year after the incentive stock option was exercised and shares were purchased, then the employee must recognize only a long-term capital gain or loss in the year of disposition. The Company is not entitled to any deduction under these circumstances.

     If the optionee fails to satisfy either of the foregoing holding periods, then he or she must recognize ordinary income in the year of disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is determined under the rule applicable to non-qualified options (see above). However, such ordinary income will in no event exceed the amount of the gain realized on the sale, provided that the disposition involves an arm's-length sale or exchange with an unrelated party. Any gain in excess of the amount taxed as ordinary income will be treated as capital gain. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

     The Spread under an incentive stock option is treated as an adjustment in computing alternative minimum taxable income ("AMTI") for the year of exercise. A subsequent disqualifying disposition of shares acquired upon exercise of an incentive stock option will eliminate the AMTI adjustment if the disposition occurs in the same taxable year as the exercise. A disqualifying disposition in a subsequent taxable year will not affect the alternative minimum tax computation in the earlier year.

     FOR THE REASONS STATED ABOVE, THE BOARD RECOMMENDS VOTES FOR THE APPROVAL OF THE 2000 STOCK OPTION PLAN AND THE AUTHORIZATION OF THE ISSUANCE OF UP TO 4.0 MILLION SHARES OF COMMON STOCK UPON THE EXERCISE OF STOCK OPTIONS THEREUNDER.

OTHER BUSINESS OF THE ANNUAL MEETING

     The Board has not been notified of and is not aware of any matter to be presented at the Annual Meeting or any postponement or adjournment thereof which is not listed on the Notice of Annual Meeting and discussed above. The Company has not received any notice of a shareholder proposal nor are there pending any shareholder nominees for directors to be considered at the Annual Meeting pursuant to the Bylaws and the period under which such notice is required to be submitted has passed. If other matters should properly come before the Annual Meeting, however, the persons named in the accompanying proxy will vote all such proxies in accordance with the recommendation of the Board, or if no such recommendation is given, in their own discretion.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company as of the date of this Proxy Statement are as follows:


                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Paul R. Dupee, Jr..........................  57    Chairman of the Board of Directors and
                                                   Chief Executive Officer
Richard A. Link............................  46    Chief Operating Officer, Chief Financial
                                                   Officer, Executive Vice President-Finance
                                                   and Administration

Susan M. Blais.............................  48    Executive Vice President, Interim Vice
                                                   President, General Manager-Maxicare
                                                   California

Alan D. Bloom..............................  54    Senior Vice President, Secretary and
                                                   General Counsel

Sanford N. Lewis...........................  58    Senior Vice President-Corporate
                                                   Administration

Patrick A. Fitzpatrick.....................  49    Treasurer

Kenneth D. Kubisty.........................  34    Vice President, General Manager-Maxicare
                                                   Indiana


     Paul R. Dupee was appointed Chairman of the Board of Directors in June 1999 and Chief Executive Officer of the Company in July 1999. For more than five years prior hereto, Mr. Dupee has been a private investor. He has served as Director of the Lynton Group, Inc. since 1996 and has been Chairman since 1998. From 1986 through 1996, Mr. Dupee was Director and Vice Chairman of the Boston Celtics Limited Partnership, which owns the National Basketball Association team, the Boston Celtics. Mr. Dupee has been a Director of the Company since May 1998.

     Richard A. Link was appointed Chief Operating Officer in August 1999 in addition to his appointment as Chief Financial Officer, Executive Vice President
- Finance and Administration of the Company in December 1997. Mr. Link served as Chief Accounting Officer and Senior Vice President - Accounting of the Company from September 1988 to December 1997. He is a certified public accountant.

     Susan M. Blais was appointed Executive Vice President of the Company and Interim Vice President, General Manager of Maxicare California in April 2000. Ms. Blais had served as Senior Vice President - Strategic Planning of the Company since January 2000. Prior to joining the Company, Ms. Blais was last employed by Wellpoint Health Networks Inc. as General Manager, Key Accounts from February 1998 to January 1999 and General Manager, Senior Services from January 1999 to March 1999 and as Vice President - Sales and Marketing, Key Accounts from December 1996 to February 1998. Prior to December 1996, Ms. Blais was employed by FHP Health Care as Director, California Commercial Sales and Marketing from March 1995 to December 1996 and Director, Key and National Accounts from July 1994 to March 1995.

     Alan D. Bloom has served as Senior Vice President, Secretary and General Counsel of the Company since July 1987. Mr. Bloom joined the Company as General Counsel in 1981.

     Sanford N. Lewis was appointed Senior Vice President - Corporate Administration in April 2000. Previously, Mr. Lewis served as Vice President - Administrative Services of the Company from February 1996 to April 2000. He was Associate Vice President - Underwriting from July 1993 to January 1996 and prior to that National Director Data Control. Mr. Lewis has been with the Company since 1987.

     Patricia A. Fitzpatrick has served as Treasurer of the Company since July 1998. Previously, Ms. Fitzpatrick served as Assistant Treasurer of the Company from July 1988 to July 1998.

     Kenneth D. Kubisty was appointed Vice President, General Manager of Maxicare-Indiana in April 2000 and had served as Acting Vice President, General Manager since November 1999. Mr. Kubisty served as Director of Governmental Programs and Provider Relations from April 1998 through October 1999. Prior to joining the Company, Mr. Kubisty served as a provider services manager for Managed Care Solutions, Inc. from March 1997 through March 1998 and served as a policy analyst for the state of Indiana's Medicaid managed care program from June 1996 through March 1997. From June 1995 to June 1996, Mr. Kubisty completed graduate studies at Indiana University, receiving a Master of Health Administration degree in June 1996, and simultaneously served as a respiratory therapist at Saint Francis Hospital in Beachgrove, Indiana.

  Executive Compensation

     Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1999, 1998 and 1997, of those persons who were, at December 31, 1999 (i) the chief executive officer, (ii) the other four most highly compensated executive officers of the Company or (iii) would have been among the four most highly compensated executive officers of the Company had they held such title at December 31, 1999 (collectively the "Named Officers"):

  Summary Compensation Table

                                                                                                          COMPENSATION
                                                                 ANNUAL COMPENSATION                       LONG-TERM
                                                     -------------------------------------------   --------------------------
                                                                                                    STOCK
                                                                       REORGANIZATION              OPTIONS
                                                                            PLAN                    AWARDS       ALL OTHER
            NAME AND PRINCIPAL POSITION              YEAR    SALARY       BONUS(1)      BONUS(2)     (#)      COMPENSATION(3)
            ---------------------------              ----   --------   --------------   --------   --------   ---------------
Paul R. Dupee(4)...................................  1999   $ 42,000                                155,000
  Chairman of the Board of Directors and
  Chief Executive Officer
Richard A. Link(5).................................  1999   $342,000                    $100,000     50,000      $  4,800
  Chief Operating Officer,                           1998   $275,000                                145,000      $  4,800
  Chief Financial Officer and                        1997   $220,000                                             $  4,800
  Executive Vice President - Administration
Alan D. Bloom......................................  1999   $225,000                                 15,000      $  4,800
  Senior Vice President,                             1998   $218,000                                 17,500      $  4,800
  Secretary and General Counsel                      1997   $213,000                                             $  4,500
Sanford N. Lewis...................................  1999   $155,000                                 25,000      $  4,673
  Vice President-                                    1998   $150,000                                 25,000      $  4,600
  Administrative Services                            1997   $135,000                                             $  4,050
Warren D. Foon(6)..................................  1999   $190,000                                 30,000      $  4,800
  Vice President, General                            1998   $185,000                                 45,000      $  4,800
  Manager - Maxicare California                      1997   $175,000                                             $  4,500
Peter J. Ratican(7)................................  1999   $250,000                                 70,000      $  4,800
  Chairman of the Board of Directors,                1998   $500,000                                 70,000      $  4,800
  Chief Executive Officer and President              1997   $500,000      $71,993                    70,000      $  4,800
Vicki F. Perry(8)..................................  1999   $200,000                                             $  4,800
  Vice President, General Manager -                  1998   $190,000                                             $  4,800
  Maxicare Indiana                                   1997   $180,000                                             $  4,800

---------------
(1) This bonus was payable pursuant to the Reorganization Plan and was paid from funds held by the Disbursing Agent in a segregated account and were not paid out of the Company's available cash.

(2) This amount was paid pursuant to Mr. Link's employment agreement.

(3) These amounts represent contributions made by the Company on behalf of the Named Officer under the Company's 401(k) Savings Incentive Plan.

(4) In connection with Mr. Dupee's appointment, in July 1999, as Chief Executive Officer and his services to be performed thereunder, the Company agreed to the pay Mr. Dupee an annual salary of $100,000 and his reasonable business expenses including his living expenses in Los Angeles which approximated $169,000 in 1999.

(5) Mr. Link served as Senior Vice President - Accounting and Chief Accounting Officer until December 11, 1997 when he was named Executive Vice President - Finance and Administration and Chief Financial Officer. In August 1999 Mr. Link was given the additional position of Chief Operating Officer.

(6) Mr. Foon resigned his position with the Company effective April 2000.

(7) Mr. Ratican resigned his position as Chairman of the Board of Directors, President and Chief Executive Officer of the Company effective June 30, 1999. On that date he also resigned as a director of the Company.

(8) Ms. Perry resigned her position with the Company effective November 1999.

  Option Grants

     Shown below is further information on grants of stock options pursuant to the 1990 Plan, the 1995 Plan, the 1999 Plan, the Senior Executives' Plan, during the year ended December 31, 1999, to the Named Officers which are reflected in the Summary Compensation Table.

                                                                                                           POTENTIAL REALIZABLE
                                                                                                             VALUE AT ASSUMED
                                                       PERCENTAGE OF                                       ANNUAL RATES OF STOCK
                                          NUMBER OF        TOTAL                                           ---------------------
                                          SECURITIES      OPTIONS                                           PRICE APPRECIATION
                                          UNDERLYING    GRANTED TO     EXERCISE OR                          FOR OPTION TERM(2)
                                           OPTIONS     EMPLOYEES IN     BASE PRICE       EXPIRATION        ---------------------
                                           GRANTED      FISCAL 1999    ($/SHARE)(1)         DATE              5%         10%
                                          ----------   -------------   ------------   -----------------    --------   ----------
Paul R. Dupee, Jr.......................   150,000        22.34%         $4.50           Sept. 17, 2009    $424,504   $1,075,776
                                             5,000          .74%         $6.00             Jan. 2, 2009    $ 18,867   $   47,812
Richard A. Link.........................    50,000         7.45%         $4.50           Sept. 17, 2009    $141,501   $  358,592
Alan D. Bloom...........................    15,000         2.23%         $4.50           Sept. 17, 2009    $ 42,450   $  107,578
Sanford N. Lewis........................    25,000         3.72%         $4.50           Sept. 17, 2009    $ 70,751   $  179,296
Warren D. Foon..........................    30,000         4.47%         $4.50           Sept. 17, 2009    $ 84,901   $  215,155
Peter J. Ratican........................    70,000(3)      9.56%         $7.2875(4)     Jan. 1, 2005(4)    $320,815   $  813,008

---------------
(1) The option exercise price is subject to adjustment in the event of a stock split or dividend, recapitalization or certain other events.

(2) The actual value, if any, the Named Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by the Named Officer will be at or near the value estimated. This amount is net of the option exercise price.

(3) Options were automatically granted under the Senior Executives Plan as of January 1, 1999 and vested upon date of grant.

  Option Exercises and Fiscal Year-End Values

     No stock options were exercised by Named Officers in 1999. Shown below is information with respect to the unexercised options to purchase the Company's Common Stock granted in fiscal 1999 and prior years under employment agreements, the 1990 Plan, the 1995 Plan, the 1999 Plan, the Senior Executives' Plan and the Formula Plan to the Named Officers and held by them at December 31, 1999.

                                                      NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                                        DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                                   ---------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                      ----                         -----------   -------------   -----------   -------------
Paul R. Dupee, Jr................................    130,000         25,000          $ 0            $ 0
Richard A. Link..................................    129,933        135,067          $ 0            $ 0
Alan D. Bloom....................................     10,833         26,667          $ 0            $ 0
Sanford N. Lewis.................................     28,333         41,667          $ 0            $ 0
Warren D. Foon...................................     55,000         60,000          $ 0            $ 0
Peter J. Ratican.................................    557,778              0          $ 0            $ 0

---------------
(1) Based on the closing price on the NASDAQ-NMS on that date ($2.875), net of the option exercise price.

  Ratican Employment Agreements

     The Company entered into a new five-year employment agreement with Peter J. Ratican (the "Executive") as of April 1, 1996, and as amended on February 11, 1997, March 28, 1998 and May 8, 1998 (the "Ratican Employment Agreement"). The Ratican Employment Agreement superseded a five-year employment agreement entered into with Executive as of January 1, 1992, and as amended on February 27, 1995. The Ratican Employment Agreement provided for an annual base compensation of $500,000 for Executive, subject to increases and bonuses, as may be determined by the Board based on annual reviews.

     The Ratican Employment Agreement provided that upon the termination of Executive by (i) the Company for reasons other than death, incapacity, or "Cause" or (ii) voluntary termination for "Good Reason" ((i) and (ii) collectively defined as "Without Cause"), Executive would be entitled to receive
(a) a payment equal to the balance of the Executive's annual base salary which would have been paid over the remainder of the term of the Ratican Employment Agreement; (b) an additional one year's annual base salary; (c) payment of any performance bonus amounts which would have otherwise been payable over the remainder of the term of the Ratican Employment Agreement; (d) immediate vesting of all stock options; and (e) the continuation of the right to participate in any profit sharing, bonus, stock option, pension, life, health and accident insurance, or other employee benefit plans including a car allowance through March 31, 2001. "Cause" was defined as: (i) the willful or habitual failure to perform requested duties commensurate with his employment without good cause;
(ii) the willful engaging in misconduct or inaction materially injurious to the Company; or (iii) the conviction of a felony or of a crime involving moral turpitude, dishonesty or theft. "Good Reason" was defined as the voluntary termination by Executive, as a result of the occurrence, without Executive's express written consent, of a substantial, material and adverse change in conditions of employment imposed by the Company; including but not limited to:
(a) the assignment by the Company of any duties materially inconsistent with, or the diminution of, Executive's positions, titles, offices, duties and responsibilities with the Company, or any removal or any failure to re-elect Executive to, any titles, offices or positions held by Executive hereunder, including membership on the Board; or (b) a reduction by the Company in Executive's base salary or any other compensation or benefit provided for herein; provided, however, that the occurrence of any of the foregoing would not constitute "Good Reason" to the extent that such occurrence is part of a change in benefits, compensation, policies or practices that affect substantially all of the employees of the Company; or (c) a change or relocation of Executive's place of employment, without his written consent, other than within thirty (30) miles of such location; or (d) the failure of the Company to obtain the explicit assumption in writing of its obligation under the Ratican Employment Agreement by any successor entity.

     In the event of a "Change of Control" of the Company, Executive was entitled to elect to terminate the Ratican Employment Agreement within 120 days after such "Change of Control" (the "Change of Control Period") in which case the Executive would have been entitled to receive a payment equal to 2.99 times Executive's average annualized compensation from all sources from and relating to the Company, which was includable in Executive's gross income (including the value of unexercised options) for the most recent five taxable years ending with and including the calendar year in which the "Change of Control" occurs, (the "Change of Control Payment"). The Change of Control Payment in the Ratican Employment Agreement would also be payable if Executive was terminated Without Cause, died or became disabled during the 120 day period within which he is able to voluntarily terminate the Ratican Employment Agreement after a Change of Control.

     Under the Ratican Employment Agreement, a "Change of Control" was defined as: (i) any transaction or occurrence which results in the Company ceasing to be publicly owned with at least 300 shareholders; (ii) any person or group becoming beneficial owner of more than 40% of the combined voting power of the Company's outstanding securities; (iii) "Continuing Directors", defined as directors as of April 1, 1996 or any subsequent director nominated by a vote of a majority of the Continuing Directors then in office, ceasing to be a majority of the Board;
(iv) the merger or consolidation of the Company with or into any other non-affiliated entity whereby the Company's equity security holders, immediately prior to such transaction, own less than 60% of the equity; or (v) the sale or transfer of all or substantially all of the Company's assets. In the event of death or incapacity prior to June 30, 1999, the Executive or his estate shall receive the equivalent of 90 days base salary and, in the case of incapacity, the continuation of health and disability benefits. The Ratican Employment Agreement also provided that in the event Executive did not receive an offer for a new employment agreement containing terms at least as favorable as those contained in the existing Ratican Employment Agreement before the expiration of such Ratican Employment Agreement, Executive would have been entitled to receive a payment equal to one year's base salary under the terminating agreement. Under the Ratican Employment Agreement, Executive was entitled to receive an annual performance bonus, which is based on the Company's annual pre-tax earnings, before extraordinary items, over $10 million (the "Performance Bonus"). The Performance Bonus could not exceed $2,000,000 for any year and was to be in an amount equal to 2% of the pre-tax earnings in excess of $10 million, 2 1/2% of pre-tax earnings in excess of

$15 million and 3% of pre-tax earnings in excess of $20 million. In addition, upon the sale of the Company, a sale of substantially all of its assets or a merger where the Company shareholders cease to own a majority of the outstanding voting capital stock (a "Sale"), Executive would have been entitled to a sale bonus which is based on a percentage of the excess sale value of the Company over an initial value of $147 million in an amount equal to 1% of the sale value in excess of $147 million, 1 1/2% of the sale value in excess of $197 million, 2% of the sale value in excess of $247 million and 2 1/2% of the sale value in excess of $347 million (the "Sale Bonus"). Executive would have been entitled to a Sale Bonus if a Sale occurs during the term of the Ratican Employment Agreement or thereafter if a sale occurs: (i) within one year if Executive terminates voluntarily or (ii) through the end of the Ratican Employment Agreement if it is terminated Without Cause. In addition, Executive would be entitled to a Sale Bonus if after a Change of Control a definitive agreement with respect to a Sale, which is consummated, was entered into (a) within one year if Executive elects to terminate the Ratican Employment Agreement as a result of the Change of Control or the Ratican Employment Agreement terminates during the Change of Control Period as a result of Executive's death or incapacity or (b) on or before March 31, 2001 if the Ratican Employment Agreement is terminated Without Cause after a Change of Control.

     If any payment under the Ratican Employment Agreement, either alone or together with other amounts which Executive has the right to receive from the Company, (the "Affected Payment") would have constituted an "excess parachute payment" (as defined in the Code), then Executive would have been entitled to receive an additional cash payment (the "Additional Payment") which, when added to the Affected Payment provides a net benefit to the Executive, after payment of the excise tax imposed by Section 4999 of the Code and penalties and interest thereon, and payment of any federal, state and local income taxes and penalties and interest thereon attributable to such Additional Payment, equal to the Affected Payment before such Additional Payment.

     In connection with its approval of the Settlement Agreement with Mr. Dupee and certain other shareholders in May 1998, the Board on May 8, 1998 amended the Ratican Employment Agreement and the 1997 Link Employment Agreement, discussed below, to clarify that although the New Directors were elected to the Board by a majority of the "Continuing Directors" as such term is defined in such employment agreements, they would not be considered "Continuing Directors" for the purposes of determining whether a "Change of Control" had occurred under such employment agreements. As a result of the 1998 Amendment to the Ratican Employment Agreement, the election of a shareholder slate at the Annual Meeting which did not contain two Board nominees would trigger the "Change of Control" provisions to the Ratican Employment Agreement.

  Ratican Settlement and Consulting Agreements

     On April 16, 1999, the Company and Peter J. Ratican ("Ratican"), entered into a Settlement Agreement dated April 16, 1999 (the "Ratican Settlement Agreement") pursuant to which Ratican agreed to resign as Chairman of the Board, CEO and President of the Company. In order to ensure an orderly transition, the Company and Ratican agreed that such resignations would become effective on June 30, 1999 (the "Termination Date"). In addition, Ratican agreed not to stand for reelection to the Board when his term expired at the Annual Meeting. The Ratican Settlement Agreement, which was negotiated between Ratican and representatives of the Board over a two month period, outlines the terms of the agreements between Ratican and the Company, including the amendment to Ratican's Employment Agreement and certain other existing agreements and the terms of a new consulting agreement (the "Related Agreements"). The Ratican Settlement Agreement also provided that Ratican and the Company exchange releases. On April 24, 1999 (the "Effective Date") the Ratican Settlement Agreement and each of the Related Agreements became effective.

     In connection with the Ratican Settlement Agreement, Ratican and the Company entered into Amendment No. 4 ("Amendment No. 4") dated April 16, 1999 to the Ratican Employment Agreement, which became effective as of the Effective Date, pursuant to which Ratican and the Company agreed; (i) to shorten the termination date of the Ratican Employment Agreement from April 1, 2001 to the Termination Date; (ii) that Ratican would no longer be entitled to future or potential Performance Bonuses, Sale Bonuses, severance pay upon the expiration of the term of the Ratican Employment Agreement, or stock option grants under the terms of the Ratican Employment Agreement; (iii) that during the period from the Effective Date through the Termination Date, Ratican's powers and duties would be limited to those powers and duties designated by the Executive Committee of the Board (the "Executive Committee"); and (iv) the termination of Ratican's employment pursuant to Amendment No. 4 on the Termination Date and the election of the New Directors at the Annual Meeting would not trigger any Change of Control Payment to Ratican.

     Pursuant to the Ratican Settlement Agreement, Ratican and the Company have entered into a four year non-exclusive consulting agreement which commenced on July 1, 1999 (the "Commencement Date") at an annual consulting fee of $500,000 (the "Consulting Fee") and the provision by the Company to Ratican of certain health and other benefits comparable to those currently being received by Ratican under the Ratican Employment Agreement (the "Ratican Consulting Agreement"). The Ratican Consulting Agreement provides that Ratican's consulting services shall not interfere with his other business activities and he will be free to engage in such other business activities as he desires; provided, however, he shall be prohibited from rendering services to an HMO competitor of the Company in California, Indiana or Louisiana during the first year of the Ratican Consulting Agreement. After the Commencement Date, the Ratican Consulting Agreement may be terminated voluntarily by Ratican or for "Cause", as defined in the Consulting Agreement, by the Company in which case no further payments would be due Ratican thereunder. In the event of a termination of the Consulting Agreement after the Commencement Date as a result of Ratican's death or incapacity, Ratican or his estate would receive the Consulting Fee due for the remainder of the four year term. The Ratican Consulting Agreement provides for indemnification by the Company to Ratican under appropriate circumstances and the advancement of legal fees and expenses for indemnification actions and in the event of a dispute thereunder subject to certain requirements.

     If the Company, after notice and time to cure, fails to pay the Ratican Consulting Fee and is determined to be in breach of the Ratican Consulting Agreement (a "Company Default"), (i) Ratican may terminate the Ratican Consulting Agreement, declare the remaining balance due thereunder immediately payable and receive the discounted value thereof; (ii) the Amended Note (as defined below) will become non-recourse; and (iii) Ratican will continue to accrue benefits under the SERP (as defined below) through June 30, 2003.

     In connection with the Ratican Settlement Agreement, as of the Effective Date adjustments were also made to Ratican's outstanding option agreements. Ratican's Senior Executive Stock Option Agreement (the "1996 Option Agreement") with respect to options granted under the 1996 Senior Executives Option Plan (the "1996 Option Plan") was amended so that: (i) the term of the options granted thereunder (the "1996 Plan Options") was shortened to January 1, 2005 (the "Option Term"); (ii) the exercise price of the options granted on July 26, 1996, January 1, 1997 and January 1, 1998 was reduced from $14.75, $22.25 and 10.88, respectively, to $7.2875 or $1.875 over the average closing trading price of the Company's Common Stock for April 19, 1999 through April 23, 1999 or $5.412 per share and (iii) the 1996 Plan Options would remain exercisable through the Option Term, notwithstanding the termination of Ratican's employment with the Company or the termination of the Ratican Consulting Agreement. In addition, as of the Effective Date, the Company and Ratican entered into Amendment No. 2 dated April 16, 1999 to the 1989 Option Agreement pursuant to which the 1989 Option Agreement was amended to extend Ratican's ability to exercise the options granted thereunder (the "1989 Options") until December 5, 2000 (the original option term of the 1989 Options under the 1989 Option Agreement), notwithstanding the termination of Ratican's employment with the Company on the Termination Date.

     In connection with the Ratican Settlement Agreement, as of the Effective Date, the terms of the SERP and Ratican's promissory note to the Company dated February 17, 1997 were also amended, see "Supplemental Executive Retirement Plan" and "Certain Relationships and Related Transactions" below.

  Other Employment Agreements

     Effective July 1999, Paul R. Dupee, Jr. was appointed Chief Executive Officer of the Company by the Board. Mr. Dupee has not entered into an employment agreement with the Company; however, upon his appointment as Chief Executive Officer the Board (i) authorized the Company to pay Mr. Dupee an annual salary not to exceed $100,000 per annum; (ii) granted options to Mr. Dupee to purchase 150,000 shares of the Company's Common Stock and (iii) authorized the Company to pay Mr. Dupee's reasonable business expenses including his living expenses in Los Angeles.

     As of August 1, 1999, the Company entered into a new employment agreement with Richard A. Link ("Link") for a period of 29 months commencing as of August 1, 1999 through December 31, 2001 wherein Link is employed as Chief Operating Officer of the Company in addition to his position of Executive Vice President - Finance and Administration and Chief Financial Officer (the "Link Employment Agreement"). The Link Employment Agreement superceded a three-year employment agreement the Company entered into with Link as of December 11, 1997 upon his appointment as Executive Vice President - Finance and Administration and Chief Financial Officer (the "1997 Link Employment Agreement"). The 1997 Link Employment Agreement provided for an annual base salary of $275,000, subject to increases and bonuses as may be determined from time to time by the Company's Chief Executive Officer. Link's base salary in 1999 was $300,000 per annum under the 1997 Link Employment Agreement. The Link Employment Agreement provides for an annual base salary of $400,000, subject to increases and bonuses as may be determined from time to time by the Company's Board of Directors. The Link Employment Agreement also provided for the payment of a $100,000 bonus upon execution of the agreement. In addition, upon the sale of the Company, a sale of 80% or more of the Company's assets or a merger or other transaction(s) where the Company shareholders cease to own a majority of the outstanding voting stock, Link is entitled to a sale bonus of 1% of the excess sale value over an initial value of $80 million. The Link Employment Agreement further provides that upon the termination of Mr. Link by the Company without cause or the voluntary termination of employment by Mr. Link for certain reasons as set forth in the Link Employment Agreement Mr. Link will be entitled to receive (i) a payment equal to the balance of his annual base salary which would have been paid over the remainder of the term of the Link Employment Agreement; (ii) an additional one year's annual base salary; (iii) immediate vesting of all stock options; and (iv) the continuation of the right to participate in any profit sharing, pension, life, health and accident insurance, or other employee benefit plans including a car allowance through December 31, 2001. Cause is defined as:
(i) the continued failure or refusal to substantially perform duties pursuant to the terms of the Link Employment Agreement; (ii) the engaging in misconduct or inaction materially injurious to the Company; or (iii) the conviction of a felony or of a crime involving moral turpitude. In the event of a "Change of Control" of the Company, Mr. Link may elect to terminate the Link Employment Agreement within 120 days after such Change in Control in which case he will be entitled to receive a payment equal to 2.99 times his annualized compensation, as defined. In the event of death or incapacity, Mr. Link, or his estate, shall receive the equivalent of 90 days base salary and in the case of incapacity, the continuation of health and life insurance benefits. The Link Employment Agreement also provides that in the event Mr. Link does not receive an offer for a new employment agreement containing terms at least as favorable as those contained in the existing employment agreement, Mr. Link will be entitled to receive a payment equal to one year's base salary under the terminating agreement.

     As of December 1, 1998, the Company entered into a new employment agreement with Alan D. Bloom with a term through December 31, 1999 which provides for an annual base salary of $225,000 through December 31, 1998 and $230,000 from January 1, 1999 through December 31, 1999, subject to increases and bonuses, as may be determined from time to time by the Chief Executive Officer of the Company. As of October 1, 1999 the Company entered into a new employment agreement with Mr. Bloom with a term through December 31, 2000 which provides for an annual base salary of $230,000 through December 31, 1999 subject to increases and bonuses, as may be determined from time to time by the Chief Executive Officer or Chief Operating Officer of the Company.

     As of December 1, 1998, the Company entered into a new employment agreement with Patricia A. Fitzpatrick with a term through December 31, 1999 which provides for an annual base salary of $131,000 through December 31, 1998 and $134,500 from January 1, 1999 through December 31, 1999, subject to increases and bonuses, as may be determined from time to time by the Chief Executive Officer of the Company. As of October 1, 1999 the Company entered into a new employment agreement with Patricia A. Fitzpatrick with a term through December 31, 2000 which provides for an annual base salary of $134,500 through December 31, 1999, subject to increases and bonuses, as may be determined from time to time by the Chief Executive Officer or Chief Operating Officer.

     As of December 1, 1998, the Company entered into a new employment agreement with Warren D. Foon with a term through December 31, 2001 which provides for an annual base salary of $190,000 through December 31, 1998 and $200,000 from January 1, 1999 with such increases and bonuses as may be determined from time to time by the Chief Executive Officer of the Company. Effective, April 19, 2000 Mr. Foon's employment with the Company terminated and the employment agreement terminated without any further payments due to Mr. Foon from the Company thereunder. In connection with such termination, the Company has entered into a one year non-exclusive Consulting Agreement with Mr. Foon dated as of May 10, 2000 with an annual compensation due to Mr. Foon thereunder of $100.000.

     As of October 1, 1999, the Company entered into an employment agreement with Kenneth D. Kubisty for a term through December 31, 2000 which provides for an annual base salary of $86,000 to be adjusted to $100,000 in the event he is appointed as Acting Vice President, General Manager of Maxicare Indiana, Inc., subject to increases and bonuses, as may be determined from time to time by the Chief Executive Officer or Chief Operating Officer of the Company. In November 1999, Mr. Kubisty was appointed Acting Vice President, General Manager of Maxicare Indiana, Inc. In April 2000, Mr. Kubisty was appointed Vice President, General Manager of Maxicare Indiana, Inc. and his annual base salary was increased to $120,000.

     As of December 1, 1998, the Company entered into an employment agreement with Sanford N. Lewis with a term through December 31, 2000 which provides for an annual base salary of $150,000 through December 31, 1998 and $155,000 from January 1, 1999 with such increases and bonuses as may be determined from time to time by the Chief Executive Officer of the Company. In April 2000, Mr. Lewis was appointed Senior Vice President - Corporate Administration and his annual base salary was increased to $200,000.

     Pursuant to these respective agreements, in the event that either Mr. Bloom, Ms. Fitzpatrick, Mr. Foon, Mr. Kubisty or Mr. Lewis is terminated without cause as set forth in the respective agreements, he or she will be entitled to receive (a) the greater of the base salary through the expiration date of the agreement or six months base salary and (b) health, dental, disability and life insurance benefits he or she was receiving prior to such termination.

     Effective January 25, 2000, the Company entered into a two year employment agreement with Susan Blais which provides for an annual base salary of $240,000. Ms. Blais was also granted options for the issuance of 200,000 shares of Common Stock with an exercise price of $3.3125 per share (the "Blais Options"). The Blais Options have a ten year term from the date of grant. The Blais Options vest in 50,000 share increments, with 50,000 shares vesting as of the date of grant and an additional 50,000 shares 6, 12 and 18 months thereafter. The employment agreement provides that in the event Ms. Blais' employment is terminated during the term thereof by the Company "without cause", Ms. Blais shall be entitled to receive six months base salary from the date of termination and the immediate vesting of all unvested Blais Options which shall remain exercisable for a period of two years thereafter. In the event that during the term of the employment agreement their occurs a "Change of Control" of the Company, which is defined as either (i) the merger or consolidation of the Company whereby upon the consummation of such transaction the shareholders of the Company own less the 50% of the resulting entity or (ii) the sale of all or substantially all of the Company's assets, and Ms. Blais is not offered a comparable or better position with the resulting entity within ten days thereafter, Ms. Blais is entitled to receive a change of control payment. The change of control payment is equal to 18 months base salary and the immediate vesting of all unvested Blais Options which shall remain exercisable for a period of two years thereafter. In April 2000, Ms. Blais was appointed Executive Vice President of the Company and Interim Vice President, General Manager of Maxicare California.

  Kleaver Consulting Agreement

     In connection with the Ratican Settlement Agreement, Elwood I. Kleaver, Jr. ("Kleaver"), a current board member, agreed to become the Company's Interim Chief Operating Officer ("COO") beginning April 24, 1999 (the "Kleaver Commencement Date") pursuant to a consulting agreement with the Company dated April 16, 1999 (the "Kleaver Consulting Agreement"). Under the Kleaver Consulting Agreement, Kleaver has agreed to serve as COO for a period of no less than four months (the "Initial Term") at $40,000 per month (the "Kleaver Consulting Fees"). The Kleaver Consulting Agreement was subject to termination
(i) upon Kleaver's death or disability; (ii) for "Cause", as defined in the Kleaver Consulting Agreement; (iii) for any reason other than (i) and (ii) as set forth above or (iv) after August 24, 1999, upon thirty days prior notice. In the event of a termination of the Kleaver Consulting Agreement pursuant to (iii) Kleaver would be entitled to receive either the unpaid portion of the Kleaver Consulting Fee for the Initial Term or if the termination is after the Initial Term, $40,000.

     Pursuant to the terms of the Kleaver Consulting Agreement, the Company has granted Kleaver, effective as of the Commencement Date, options to purchase 50,000 shares of Common Stock (the "Kleaver Options") pursuant to the Company's 1995 Stock Option Plan at $5.31 per share, the closing market price of the Common Stock on the last trading day immediately preceding the effectiveness of the option grant. The Kleaver Options have a ten year term and vest at a rate of 6,000 shares per month during the Initial Term and 4,000 shares per month thereafter. All vested options will be exercisable for a period of one year after the termination of Kleaver's consulting services to the Company (or employment by the Company, if applicable).

     Effective July 30, 1999 Kleaver resigned as Interim Chief Operating Officer and the Kleaver Consulting Agreement terminated effective August 31, 1999.

  Supplemental Executive Retirement Plan

     Effective January 1, 1997 the Company adopted the Maxicare Health Plans, Inc. Supplemental Executive Retirement Plan (the "SERP"), an unfunded retirement plan which covers key executives of the Company as designated by the Board (the "Participants"). As of December 31, 1999 there were seven participants in the SERP of which four were employed by the Company as of that date. Messrs. Link, Bloom, Foon and Lewis are designated Participants. The SERP provides for a retirement benefit equal to 25% of the Participant's average compensation (the average of the Participant's base salary and annual bonus for the final three years of service) to be reduced by 1/15 for each year of service by which the Participant's years of service are less than 15 years. The retirement benefit fully vests upon the Participant reaching the age of 55 or upon a "Change of Control" if the Participant's employment with the Company is terminated within two years after the "Change of Control". On March 28, 1998 the SERP was amended to provide for full vesting to Participants who elect to terminate their employment with the Company pursuant to a "Change of Control" clause in their employment agreement. In connection with the Ratican Settlement Agreement, the SERP was further amended effective as of April 24, 1999 to provide that Ratican will continue to accrue benefits under the SERP during the term of the Ratican Consulting Agreement. The normal retirement benefit is payable at age 65; however, the Participant may elect to receive an early retirement benefit whereupon, such benefit will be reduced by 1/240 for each month by which the distribution precedes the normal retirement date. In addition, the SERP provides for a pre-retirement death benefit equal to 200% of the Participant's average compensation.

  Compensation of Directors

     During 1999, non-employee directors of the Company (the "Outside Directors") received compensation for their services as directors. These members were Claude S. Brinegar, Florence F. Courtright, Robert M. Davies, Paul R. Dupee, Jr. (prior to his appointment as Chief Executive Officer), Thomas W. Field, Jr., Elwood I. Kleaver, Jr., Charles E. Lewis, Alan S. Manne (through June 30, 1999), George H. Bigelow (subsequent to June 30, 1999) and Simon J. Whitmey (subsequent to June 30, 1999). During 1999, Mr. Brinegar earned $35,250; Ms. Courtright earned $30,750; Mr. Davies earned $30,750; Mr. Dupee earned $22,500; Mr. Field earned $35,250; Mr. Kleaver earned $30,250; Mr. Lewis earned $30,750; Mr. Manne earned $12,000; Mr. Bigelow earned $18,000; and Mr. Whitmey earned $18,750. During 2000, the Outside Directors will receive cash compensation for their services in the amount of $30,000 per year, plus $750 per meeting. In addition, directors are entitled to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with their services as directors of the Company.

     The Outside Directors have received options to purchase shares of Common Stock at an exercise price equal to the market price at the date of grant. Set forth below is a schedule of the outstanding options at December 31, 1999 held by the Outside Directors, the date of grant and the exercise price of such options:

                                                                            EXERCISE PRICE
               DIRECTOR                  # OF OPTIONS     DATE OF GRANT        PER SHARE
               --------                  ------------    ---------------    ---------------
Claude S. Brinegar.....................      5,000         July 26, 1996        $14.75
                                             5,000       January 2, 1997        $22.25
                                             5,000       January 2, 1998        $10.88
                                             5,000       January 2, 1999        $ 6.00
Florence F. Courtright.................      5,000         July 26, 1996        $14.75
                                             5,000       January 2, 1997        $22.25
                                             5,000       January 2, 1998        $10.88
                                             5,000       January 2, 1999        $ 6.00
Robert M. Davies.......................      5,000       January 2, 1999        $ 6.00
Paul R. Dupee..........................      5,000       January 2, 1999        $ 6.00
Thomas W. Field........................      5,000         July 26, 1996        $14.75
                                             5,000       January 2, 1997        $22.25
                                             5,000       January 2, 1998        $10.88
                                             5,000       January 2, 1999        $ 6.00
Elwood I. Kleaver, Jr..................      5,000       January 2, 1999        $ 6.00
                                            24,000        April 24, 1999        $ 5.31
Charles E. Lewis.......................      5,000         July 26, 1996        $14.75
                                             5,000       January 2, 1997        $22.25
                                             5,000       January 2, 1998        $10.88
                                             5,000       January 2, 1999        $ 6.00

     For those outstanding options granted prior to July 26, 1996 the options vested at the date of grant and expire five years from the date of grant provided these directors continue to serve as directors of the Company. If the directorship is terminated, such options expire 30 days from the date of such termination.

     The options granted July 26, 1996 and thereafter (with the exception of those granted to Mr. Kleaver on April 24, 1999, which were granted under the 1995 Plan) were issued under the Formula Plan. Commencing January 2, 1997, and each January 2nd thereafter, each Outside Director then serving on the Board shall receive a grant of stock options to purchase 5,000 shares of Common Stock pursuant to the terms and provisions of the Formula Plan. The options vest six months from the date of grant and expire ten years from the date of grant provided the director continues to serve as a director of the Company. In the event of termination of the directorship, such options expire one year from the date of such termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Peter J. Ratican, the Company's President and Chief Executive Officer, through June 30, 1999, served as an ex-officio member of the Compensation Committee of the Company through that date. Although Mr. Ratican served as an ex-officio member of this Compensation Committee, he did not participate in any decisions regarding his own compensation as an executive officer. The Board as a whole determined Mr. Ratican's total compensation package.

     Subsequent to his election as the Company's Chief Executive Officer on August 1, 1999, Paul R. Dupee, Jr., served as an ex-officio member of the Compensation Committee of the Company for the year ended December 31, 1999. Although Mr. Dupee served as an ex-officio member of this Compensation Committee, he did not participate in any decisions regarding his own compensation as an executive officer. The Board as a whole determines Mr. Dupee's total compensation package.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On February 18, 1997 the Company entered into recourse loan agreements with Peter J. Ratican and Eugene L. Froelich (the "Senior Executives" and individually the "Senior Executive") whereby the Company loaned to each Senior Executive $2,229,028 in connection with the exercise of certain stock options granted to the Senior Executives on February 25, 1992. The loans are evidenced by a secured Promissory Note which provides for interest compounding monthly at the one year London Interbank Offered Rate plus 50 basis points in effect from time to time and subject to certain adjustments in the event the Company enters into a transaction to borrow funds. The interest rate in effect as of February 18, 1997 and for all of 1997 was 6.25%, the interest rate in effect for 1998 was 6.44% and the interest in effect for 1999 was 5.60%.

     As of December 31, 1999, Mr. Froelich owed principal of $2,229,028 and accrued interest of approximately $422,000. All principal and accrued interest is due at the maturity date of April 1, 2001 or upon an event of default; provided however, that if Mr. Froelich sells any shares of the Company's Common Stock serving as security under the loan agreement, then Mr. Froelich shall pay a pro rata share of the proceeds to the Company to be applied against any outstanding principal and accrued interest owed by such Mr. Froelich as of such date.

     In connection with the Ratican Settlement Agreement, as of the Effective Date, the 1997 Ratican Note and related loan documents were also amended. Pursuant to the terms of the Amended and Restated Promissory Note dated April 16, 1999 (the "Restated 1997 Note"), the term of the 1997 Ratican Note was extended from April 1, 2001 to June 30, 2003 (the "Maturity Date"). In addition, the Restated 1997 Note provides that on the Maturity Date, in lieu of payment of the Original Balance and all accrued interest thereon (the "Maturity Balance"), Mr. Ratican may fully satisfy his obligations under the Restated 1997 Note through the payment to the Company for payment to the applicable state and Federal tax authorities the applicable minimum state and federal withholding amounts and FICA taxes due from Mr. Ratican resulting from the reduction of the Maturity Balance to zero (the "Applicable Taxes"); provided, however, in the event the Mr. Ratican Consulting Agreement is terminated for Cause or voluntarily by Mr. Ratican or Mr. Ratican fails to timely pay the Applicable Taxes, the Restated 1997 Note provides that the full Maturity Balance will remain due. The Restated 1997 Note also provides that Mr. Ratican may withdraw, at any time, all or any portion of the 150,000 shares of Common Stock held by the Company as collateral under the Restated 1997 Note and substitute in lieu thereof, cash, treasury notes, U.S. government backed securities or other collateral acceptable to the Company valued at not less than $800,000. As previously discussed, the Restated 1997 Note becomes non-recourse against Mr. Ratican personally upon the occurrence of a Company Default under the Ratican Consulting Agreement.

     Effective July 30, 1998, Mr. Ratican entered into a Promissory Note with the Company (the "1998 Ratican Note"), whereby Mr. Ratican promised to pay the Company the sum of $143,118 without interest (the "Principal Balance"). The Principal Balance was equal to an overpayment, determined in 1998, of Mr. Ratican's Performance Bonus for the 1995 fiscal year. Under the 1998 Ratican Note, the Principal Balance was payable out of 1) any payments due Ratican pursuant to selected provisions of the Ratican Employment Agreement or 2) any other cash bonuses or cash awards granted to Ratican by the Company whether discretionary or pursuant to any plan after the effective date of the Promissory Note. The remaining unpaid and outstanding Principal Amount, if any, was fully due and payable on March 31, 2001. In connection with the Ratican Settlement Agreement, the Company also cancelled the Principal Balance due on the 1998 Ratican Note.

                  THE 1999 BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY REGARDING EXECUTIVE OFFICERS

     The fundamental philosophy of the Company's compensation program is to offer compensation opportunities for all employees, which are based on the individual's contribution and personal performance. Consideration is also given to a person's potential for future responsibility and promotion.

     In designing and administering the individual elements of the executive compensation program, the Compensation Committee of the Board of Directors (the "Board") strives to balance short and long-term incentive objectives and employ prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive payments. Essentially, the executive compensation program of the Company has been designed to:

     - support a pay for performance policy that differentiates in compensation amounts based on corporate, business unit and individual performance;

     - motivate key executive officers to achieve strategic business initiatives and reward them for their achievement;

     - provide compensation opportunities which are comparable to those offered by other leading companies in the health care industry, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and

     - align the interest of executives with the long-term interest of shareholders through award opportunities that can result in bonuses and ownership of Common Stock.

RELATIONSHIP OF PERFORMANCE UNDER THE COMPENSATION PROGRAM

     The compensation program supports the Company's internal culture and human resource values which are to foster career opportunities and develop the best people at all levels and to encourage and reward actions which put the interests of the Company as a whole ahead of functional specialties and individual considerations.

     Except for the Company's compensation arrangement with Paul R. Dupee, Jr. who was appointed Chief Executive Officer on July 30, 1999, during 1999, the compensation program for all executives, including the Chief Executive Officer (the "CEO"), the Chief Operating Officer (the "COO") and the Chief Financial Officer (the "CFO"), and the three other most highly compensated executive officers other than the CEO, COO and the CFO (the "named executives"), was comprised of two elements:

     - Base salary and benefits typically offered to executives by major corporations.

     - Stock option grants to provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. These stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price.

     For the named executives, other than the CEO, the Compensation Committee determined that to attract and retain quality executives the primary emphasis should remain in 1999 on base salary rather than performance measured compensation.

COMPENSATION FACTORS

  BASE SALARY

     Salary Plan: Every employee of the Company, including the named executives, is assigned a grade level with a salary range that is designed to reflect competitive practice for the position they hold. At the end of each fiscal year, the Compensation Committee reviews and approves an annual salary plan for all executives for the upcoming year. This salary plan is developed under the ultimate direction of the CEO who informs the Compensation Committee as to the amount of proposed remuneration for the Company's executive officers (other than himself). The salaries approved for 1999 reflect consideration of the immediate supervisor's, CEO's, Compensation Committee's and the Board's subjective assessment of the performance of each executive over the past year, planned changes in functional responsibility and judgments as to the expected future contributions of the individual executive.

     Performance Evaluation: The Compensation Committee has taken particular note of the executives' success in effectively directing the Company's operations under the difficult competitive conditions in the markets served by the Company. In its review of the executives' performance and compensation, the Compensation Committee has also taken into account the executives' consistent commitment to the long-term success of the Company through development and execution of focused business strategies. The Compensation Committee also subjectively assessed past performance and its expectation as to future contributions in leading the Company and its businesses.

     Competitive Data: In accordance with the Compensation Committee's determination to emphasize base salary rather than performance based compensation, total cash compensation for executives in 1994, other than the CEO, were set to meet or exceed the seventy-fifth percentile (75%) for the specific position held, from a private health care industry survey conducted in 1993 included in a formal report provided by an independent consulting firm. Using the 1993 analysis as a base, 1999 cash compensation was subjectively increased for such executives (other than the CEO, COO and CFO) with a goal not to exceed a five percent (5%) increase in the aggregate as compared to 1998 cash compensation.

     The Compensation Committee considers the total compensation (earned or potentially available) of each of the executives in establishing each element of compensation. After completing their subjective assessment of the above salary factors, the Compensation Committee increased the salaries of the named executives (excluding the CEO,COO and CFO) effective January 1, 1999.

  BENEFITS

     In the past, the Company adopted certain broad-based employee benefit plans in which the executives are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. Benefits under these and other plans are not tied to Company performance.

     In assessing the Company's overall compensation program, including employee benefits, the Compensation Committee determined a separate retirement program for key executives would provide an incentive in attracting and retaining such executives as well as encourage their contribution to the long-term growth of the Company. Accordingly, the Compensation Committee adopted the Maxicare Health Plans, Inc. Supplemental Executive Retirement Program (the "SERP Plan"), which became effective January 1, 1997. The SERP Plan provides for a retirement income benefit based upon a normal retirement date of age 65 and specified years of service. As of January 1, 1999, there are seven executives who participate in the SERP Plan of which two executives have met the requirements for minimum vesting. Two former executives have vested interests under the SERP Plan.

  STOCK OPTION GRANTS

     Stock options are granted to employees under the 1990 Stock Option Plan, the 1995 Stock Option Plan and the 1999 Stock Option Plan by the Option Committee, which is comprised of two outside directors. These grants are made only after approval by the Compensation Committee. Stock option grants provide the right to purchase shares of Common Stock at the fair market value (the closing price) on the date of grant. Each stock option generally becomes exercisable in three annual installments following the date of grant and has a term from five to ten years. The number of shares covered by an individual's option represents the Option Committee's subjective assessment of the individual's relative value to the Company. During 1999 stock options were granted under the 1995 Stock Option Plan to all four of the named executives, other than the CEO, COO and CFO. In determining the amount of options to grant, the Option Committee took into account the items discussed above under "Base Salary", the desire to tie closely the financial interests of the named executives to those of the Company's shareholders and the total amount of options currently held by the named executive. The grants made in 1999 reflect such considerations.

EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS WITH THE CEO, COO AND CFO

  THE RATICAN CEO EMPLOYMENT AGREEMENT

     Peter J. Ratican ("Ratican") served as the Company's CEO pursuant to a five-year employment agreement entered into as of April 1, 1996, and as amended on February 11, 1997, March 28, 1998 and May 8, 1998 (the "Ratican Employment Agreement"). The base salary for the CEO was increased effective April 1, 1996 pursuant to the Ratican Employment Agreement with a goal to compensate the executive to meet or exceed the seventy-fifth percentile (75%) for his specific position and responsibility based upon a broad-based, major company industry study of executive compensation included in a report provided by an independent consulting firm. In addition to the compensation elements of base salary and benefits, there are additional elements to the Company's executive compensation program for Ratican:

     Annual Incentive Compensation: In addition to the base salary, the CEO is entitled to earn an annual performance bonus which is based on the Company's annual pre-tax earnings, before extraordinary items, over $10 million. An annual bonus was not earned by Ratican based upon the audited 1998 pre-tax results.

     Other Long-Term and Incentive Compensation: In order to further incentivize Ratican, and strengthen such executive's ongoing commitment to the Company, on February 27, 1995 the Compensation Committee awarded 65,000 shares of Restricted Stock to Ratican. The Restricted Stock was subject to complete forfeiture should Ratican be terminated prior to February 27, 1998. The Restricted Stock has fully vested and further aligned Ratican financial interests with those of the Company's shareholders.

     As a part of the compensation under the Ratican Employment Agreement, the Compensation Committee agreed to grant, subject to stockholder approval, to Ratican options to individually purchase 350,000 shares of the Company's stock over the five year employment term. Accordingly, on May 14, 1996 the Board adopted the Maxicare Health Plans, Inc. Senior Executives 1996 Stock Option Plan (the "Senior Executives Plan"), which was approved by the shareholders on July 26, 1996. Ratican was individually granted 70,000 option shares on July 26, 1996 pursuant to the Senior Executives Plan. The Senior Executives Plan further provides for the grant of 70,000 option shares to Ratican on each January 1, from and including January 1, 1997 through and including January 1, 2000.

     The Ratican Employment Agreement further provided that in the event of a change of control of the Company, Ratican may terminate the Ratican Employment Agreement and be entitled to receive a payment equal to 2.99 times that Executive's average annualized compensation, as defined, over the five year period through the date of the change of control. Also set forth in the Ratican Employment Agreement is a bonus on the sale of the Company or substantially all of its assets or a merger into another company. This bonus is based on the extent to which the sale price exceeds an initial value set forth in the Ratican's Restated Employment Agreement.

     On April 16, 1999, the Company and Ratican announced they had reached an agreement pursuant to which Ratican would be resigning as President and CEO of the Company and as Chairman of the Board (the "Settlement Agreement"). In order to ensure an orderly transition, the Company and Ratican agreed that such resignations would become effective on June 30, 1999 (the "Termination Date").

     Pursuant to the Settlement Agreement, Ratican and the Company have entered into a four year non-exclusive consulting agreement commencing July 1, 1999 (the "Commencement Date") at an annual consulting fee of $500,000 (the "Consulting Fee") and the provision by the Company to Ratican of certain health and other benefits comparable to those currently being received by Ratican under the Ratican Employment Agreement (the "Ratican Consulting Agreement"). In connection with the Settlement Agreement, Ratican and the Company amended certain agreements between them including the Ratican Employment Agreement to provide that: (i) Ratican would no longer be entitled to future or potential performance bonuses, sales bonuses, severance pay upon the expiration of the term of the Restated Employment Agreement, or stock option grants under the terms of the Ratican Employment Agreement; (ii) adjustments to the exercise price and term of Ratican's outstanding stock option agreements, (iii) benefits under the SERP Plan would continue to accrue during the term of the Ratican Consulting Agreement, and (iv) a promissory note from Ratican to the Company in the principal amount of $2.2 million and accrued interest thereon will be forgiven on June 30, 2003 upon certain conditions being satisfied.

  THE KLEAVER COO CONSULTING AGREEMENT

     To assist in the orderly transition of management, Elwood I. Kleaver, Jr. ("Kleaver"), a current board member, agreed to become the Company's Interim COO pursuant to a consulting agreement with the Company dated April 16, 1999 (the "Kleaver Consulting Agreement"). Under the Kleaver Consulting Agreement, Kleaver agreed to serve as COO on an interim basis for a period of no less than four months (the "Initial Term") at $40,000 per month (the "Kleaver Consulting Fee"). Consistent with the Company's compensation program, the Kleaver Consulting Fee was established at a rate reflective of Kleaver's serving as the Company's senior executive officer and at a rate reasonably comparable to the monthly equivalent of the base salary paid to Ratican as the Company's CEO.

     Pursuant to the terms of the Kleaver Consulting Agreement, the Company granted Kleaver options to purchase 50,000 shares of Common Stock (the "Kleaver Options"). The Kleaver Options have a ten year term and vest at a rate of 6,000 shares per month during the Initial Term and 4,000 shares per month thereafter. All vested options will be exercisable for a period of one year after the termination of Kleaver's consulting services to the Company. Effective July 30, 1999, Kleaver resigned as Interim COO and the Kleaver Consulting Agreement terminated effective August 31, 1999.

  THE DUPEE CEO EMPLOYMENT ARRANGEMENT

     Effective July 30, 1999, Paul R. Dupee, Jr. was appointed Chief Executive Officer of the Company by the Board. The Board and Mr. Dupee agreed that until such time the Board working with Mr. Dupee and the Company's management had completed their evaluation of the Company's long-term goals and direction, including Mr. Dupee's role with respect thereto, no long-term employment agreement would be entered into between Mr. Dupee and the Company in his capacity as CEO. Accordingly, Mr. Dupee has not entered into an employment agreement with the Company; however, upon his appointment as CEO the Board (i) authorized the Company to pay Mr. Dupee an annual salary not to exceed $100,000 per annum; (ii) granted options to Mr. Dupee to purchase 150,000 shares of Common Stock and (iii) authorized the Company to pay Mr. Dupee's reasonable business expenses including his living expenses in Los Angeles.

  THE LINK COO/CFO EMPLOYMENT AGREEMENT

     On December 11, 1997 the Company terminated its Employment Agreement with the Company's former Chief Financial Officer, Eugene L. Froelich. The Board named the Company's Senior Vice President and Chief Accounting Officer, Richard
A. Link as the Company's Executive Vice President and Chief Financial Officer. In light of the significant increase in Mr. Link's responsibilities as CFO, the Compensation Committee determined that it was in the Company's best interest to enter into an incentive-based compensation program with the CFO, which would recognize his increased contributions to the Company principally through performance-based awards. This compensation program consisted of two principal components: (i) a new three-year Employment Agreement with an increase in base compensation reflecting his new responsibilities to $275,000 per annum with additional increases and bonuses based on performance, and (ii) the grant of stock options to purchase 75,000 shares of Common Stock. Effective August 1999, Mr. Link was appointed COO in addition to his position of Executive Vice President - Finance and Administration and CFO. The Compensation Committee determined that it was in the Company's best interest to enter into a new employment agreement with Mr. Link, which would recognize his contributions to the Company and additional responsibilities assumed as well as providing incentive-based compensation principally through performance based awards. The Company entered into a new employment agreement with Mr. Link for a period of 29 months commencing as of August 1, 1999 through December 31, 2001 (the "Link

Employment Agreement"). The Link Employment Agreement provides for an annual base salary of $400,000, subject to increases and bonuses as may be determined from time to time by the Company's Board of Directors. The Link Employment Agreement also provided for the payment of a $100,000 bonus upon execution of the agreement and the granting of options to purchase 50,000 shares of Common Stock. In addition, to better align Mr. Link's interests with those of the Company's shareholders, upon the sale of the Company, a sale of 80% or more of the Company's assets or a merger or other transaction(s) where the Company shareholders cease to own a majority of the outstanding voting stock, Mr. Link is entitled to a sale bonus of 1% of the excess sale value over an initial value of $80 million.

CONCLUSION

     Based on its evaluation of these factors, the Compensation Committee believes that the executive employees of the Company are dedicated to achieving significant improvements in long-term financial performance and that the compensation policies, plans and programs the Compensation Committee and the Board designed, implemented and administered have contributed to achieving this management focus. The policies, plans and programs used in setting 1999 compensation are consistent with those used when 1998 compensation was set.

     1999 Compensation Committee:

     Thomas W. Field, Jr., Chairman

     George H. Bigelow

     Claude S. Brinegar

     Florence F. Courtright

  COMPARISON OF CUMULATIVE TOTAL RETURN GRAPH

     The following graph presents a five year comparison (December 31, 1994 through December 31, 1999) of cumulative total returns for the Common Stock of the Company, the index for the NASDAQ Stock Market (U.S. Companies) and an index of currently publicly trading operating peer companies (the "Managed Care Group") selected by the Board. The Managed Care Group initially consisted of seven members who were publicly traded HMOs which had material operations in California or were similar in size to the Company. The original members were Coventry Corporation, Qual-Med, Inc., TakeCare, Inc., Wellpoint Health Networks, Foundation Health Corporation, FHP International, and PacifiCare. The Managed Care Group currently consists of four managed care companies who are successor entities of certain members of the original group: Coventry Health Care, Inc., Foundation Health Systems, PacifiCare Health Systems, Inc., (Class B Common Stock) and Wellpoint Health Networks as well as Humana, Inc., Oxford Health Plans, Inc., Sierra Health Services, Inc., and Rightchoice Managed Care, Inc. The remaining original members of the Managed Care Group in prior years are no longer publicly traded and are not included in the graph. Total return assumes an initial investment of $100 and the monthly reinvestment of dividends. COMPARISON GRAHP

                                              MAXICARE HEALTH PLANS, INC.          NASDAQ U.S.                 PEER GROUP
                                              ---------------------------          -----------                 ----------
12/31/94                                                 100.00                      100.00                      100.00
12/31/95                                                 177.69                      141.33                      120.32
12/31/96                                                 147.11                      173.89                      109.03
12/31/97                                                  71.90                      213.07                       85.29
12/31/98                                                  35.54                      300.24                       97.58
12/31/99                                                  19.01                      542.41                       67.34

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Ernst & Young LLP were the independent accountants for the Company for the year ended December 31, 1999. The Audit Committee will be recommending, for approval by the Board, the annual appointment of independent accountants for the year ending December 31, 2000 at the July, 2000 meeting of the Board.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Any proposal relating to a proper subject which a shareholder may intend to be presented for action at the next Annual Meeting of Shareholders currently scheduled to be held on June 29, 2001 must be received by the Company no later than March 1, 2001, to be considered for inclusion in the proxy material to be disseminated by the Board in accordance with the provisions of Rule 14a-8 promulgated under the Exchange Act. Copies of such proposals should be sent to the Company's Secretary at the Company's principal executive offices. To be eligible for inclusion in such proxy materials, such proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

COST OF SOLICITING PROXIES

     The Company will bear the cost of proxy solicitation for the election of the Board's nominees for director. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegraph, by officers, directors and other employees of the Company, who will not receive any additional compensation for such services. The Company may also elect to engage a proxy solicitation firm to assist in the soliciting of proxies. The Company does not anticipate that the costs of such proxy solicitation firm would exceed $10,000, plus its out of pocket fees and expenses. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

ADDITIONAL INFORMATION

     Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (including financial statements and financial statement schedules) as filed with the SEC are available upon written request from the office of Investor Relations, Maxicare Health Plans, Inc., 1149 South Broadway Street, Los Angeles, California, 90015.
                                          By Order of the Board of Directors,

                                          Alan D. Bloom
                                          Secretary
Los Angeles, California
Dated: August   , 2000

                                   EXHIBIT A

                       THE RESTRICTED TRANSFERABILITY OF
                            CAPITAL STOCK AMENDMENT

     FIRST: That, Article FOURTH of the Corporation's Restated Certificate of Incorporation shall be amended by adding new Section K thereto as follows:

     "K. (1) Certain Restrictions on the Transfer of Stock. In order to preserve the net operating loss carryovers, capital loss carryovers, and business credit carryovers (the "Tax Benefits") to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively, the "Code") and the regulations thereunder, the following restrictions shall apply:

          (a) Ownership Percentage. From and after the date of the adoption of this Section K, unless approved by the Board of Directors, no person other than the Corporation shall transfer any shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code or any successor statute, or stock that is not so described solely because it is entitled to vote as a result of dividend arrearages) to any person to the extent that such transfer, if effective, would cause (x) the Ownership Interest Percentage of the transferee or any other person to equal five percent (5%) or more, or (y) any increase in the Ownership Interest Percentage of the transferee or any other person if the Ownership Interest Percentage of such transferee or of such other person equalled five percent (5%) or more before such transfer. For purposes of this Section K:

             (i) "person" shall mean any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization and shall include an aggregation of similarly-situated persons;

             (ii) a person's "Ownership Interest Percentage" shall be the sum of such person's direct ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(8) or any successor regulation and such person's indirect ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(15) or any successor regulation, except that, for purposes of determining a person's direct ownership interest in the Corporation, any ownership interest held by such person in the Corporation described in Treasury Regulation Section 1.382-2T(f)(18)(iii)(A) or any successor regulation shall be treated as stock of the Corporation, and for purposes of determining a person's indirect ownership interest in the Corporation, Treasury Regulations Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.3822T(h)(2)(iii) and 1.382-2T(h)(6)(iii) or any
        successor regulations shall not apply and any stock that would be attributed to such person pursuant to the option attribution rule of Treasury Regulation Section 1.382-2T(h)(4) or any successor regulation, if to do so would result in an ownership change, shall be attributed to such person without regard to whether such attribution results in an ownership change;

             (iii) "stock of the Corporation" shall mean shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code or any successor statute or stock that is not so described solely because it is entitled to vote as a result of dividend arrearages); and

             (iv) "transfer" shall mean any means of conveying legal or beneficial ownership of shares of stock of the Corporation, whether such means is direct or indirect, voluntary or involuntary, including, without limitation, the granting of options with respect to shares of stock or the transfer of ownership of any entity that owns shares of stock of the Corporation, and "transferee" shall mean any person to whom stock of the Corporation is transferred.

          (b) Any transfer of shares of stock of the Corporation that would otherwise be prohibited pursuant to the preceding subparagraph shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the Board of Directors of the Corporation and the Board determines that such transaction will not jeopardize the Tax Benefits, based upon an opinion to that effect of legal counsel selected by the Board of Directors of the Corporation. Nothing in this subparagraph shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

     (2) Attempted Transfer in Violation of Transfer Restrictions.

          (a) Unless approval of the Board of Directors is obtained, any attempted or purported transfer of shares of stock of the Corporation in excess of the shares that could be transferred to the transferee without restriction under Section K(1) hereof is not and shall not be effective to transfer ownership of such excess shares (the "Prohibited Shares") to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a shareholder of the Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). All rights with respect to the Prohibited Shares shall remain the property of the person who initially purported to transfer the Prohibited Shares (the "Initial Transferor") to the Purported Acquiror until such time as the Prohibited Shares are resold as set forth in Sections K(2)(b) or (c). The Purported Acquiror, by acquiring ownership of any shares of stock of the Corporation, following adoption of this Section K, whether or not they are Prohibited Shares, shall be deemed to have consented to all the provisions of this Section K, and to have agreed to act as provided in the following Section K(2)(b).

          (b) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"), to an agent designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Shares to a protected purchaser (as such term is defined in Section 8-303 of the Uniform Commercial Code as adopted by the State of Delaware) in an arm's length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as agent for the Initial Transferor, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following Section K(2)(c) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of the Prohibited Shares by the Purported Acquiror other than a transfer described in one of the two proceeding sentences shall not be effective to transfer any ownership of the Prohibited Shares.

          (c) The Agent shall sell in an arm's length transaction (to the extent possible, on the principal national securities exchange, if any, on which the Corporation's stock is listed) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sales Proceeds"), or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (a) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, or (b) where the purported transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value of the Prohibited Shares at the time of such purported transfer. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquiror, the Agent shall publish appropriate notice (in the Wall Street Journal, if possible) for seven (7) consecutive business days in an attempt to identify the Initial Transferor in order to transmit any Resale Proceeds or Sales Proceeds or Prohibited Distributions due to the Initial Transferor pursuant to this subparagraph. The Agent may also take, but is not required to take, other reasonable actions to attempt to identify the Initial Transferor. If after ninety (90) days following the final publication of such notice the initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subparagraph may be paid over to a court or government agency, if applicable law permits, or otherwise shall be transferred to any entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses (including but not limited to the expenses of publication) incurred by the Agent in attempting to identify the Initial Transferor.

     (3) Prompt Enforcement Against Purported Acquiror. Within forty-five (45) days of learning of a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within forty-five (45) days from the date of such demand the Corporation shall (unless otherwise directed by the Board of Directors) institute legal proceedings to compel such transfer; provided, however, that nothing in this Section K(3) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Corporation to act within the time periods set out in this Section K(3) shall not constitute a waiver of any right of the Corporation to compel any transfer required by Section K(2)(a) hereof.

     (4) Additional Actions to Prevent Violation or Attempted Violation. Upon a determination by the Board of Directors that there has been or is threatened a purported transfer of Prohibited Shares to a Purported Acquiror, the Board of Directors may take such action in addition to any action required or permitted by the preceding Section as it deems advisable to give effect to the provisions of this Section K, including without limitation, refusing to give effect on the books of this Corporation to such purported transfer or instituting proceedings to enjoin such purported transfer.

     (5) Obligation to Provide Information. The Corporation may require as a condition to the registration of the transfer of any share of its stock that the proposed transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed transferee's direct or indirect ownership interests in, or options to acquire, stock of the Corporation.

     (6) Further Actions.

          (a) Nothing contained in this Section K shall limit the authority of the Board of Directors to take such action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by Bylaw, resolution or otherwise, regulations and procedures not inconsistent with the provisions of this Section K for determining whether any acquisition of the Corporation's stock would jeopardize the Corporation's ability to preserve and use the Tax Benefits, and for the orderly application, administration and implementation of the provisions of this Section K. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and, upon request, shall be made available for inspection and mailed to any holder of the Corporation's stock.

          (b) Without limiting the generality of the foregoing, the Board of Directors may (a) modify the Ownership Interest Percentage in the Corporation specified in the first sentence of Section K(1)(a) hereof, or
     (b) modify the definitions of any terms set forth in this Section K; provided that the Board of Directors shall determine in writing that such acceleration, extension, change or modification is in the best interests of the Corporation and its stockholders and, based upon an opinion of counsel of the Corporation, that such acceleration, extension, change or modification is reasonably necessary or desirable to preserve the Tax Benefits under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to all stockholders of this Corporation within ten (10) days after the date of any such determination.

     (7) Severability. Any provision in this Section K which is prohibited or unenforceable under Delaware law shall be ineffective to the extent of such prohibition or un-enforceability without invalidating the remaining provisions of this Section K and of this Certificate of Incorporation.

     (8) Stock Certificates. As soon as practicable, the Corporation shall legend all share certificates representing outstanding shares of stock of the Corporation in order to conspicuously note the restrictions on transfers set forth in this Section K."

                                   EXHIBIT B

                          MAXICARE HEALTH PLANS, INC.

                             2000 STOCK OPTION PLAN

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
1.   Purpose............................................................    1
2.   Definitions........................................................    1
     2.1    Accrued Installment.........................................    1
     2.2    Board.......................................................    1
     2.3    Code........................................................    1
     2.4    Company.....................................................    1
     2.5    Common Stock................................................    1
     2.6    Disabled or Disability......................................    1
     2.7    Fair Market Value...........................................    1
     2.8    Incentive Stock Option......................................    1
     2.9    Nonqualified Stock Option...................................    1
     2.10   Optionee....................................................    1
     2.11   Option Price................................................    1
     2.12   Plan........................................................    1
     2.13   Plan Administrator..........................................    2
     2.14   Stock Option................................................    2
3.   Stock Options Under the Plan.......................................    2
4.   Effective Date of Plan.............................................    2
5.   Term of Plan.......................................................    2
6.   Administration.....................................................    2
     6.1    Administration by Board.....................................    2
     6.2    Administration by Option Committee..........................    2
7.   Eligibility........................................................    2
8.   Shares Subject to the Plan.........................................    3
     8.1    Available Shares............................................    3
     8.2    Capital Structure Adjustments...............................    3
     8.3    Substitution or Assumptions of Stock Options................    3
     8.4    No Obligations of Successor Corporations....................    4
9.   Terms and Conditions of Stock Options..............................    4
     9.1    Number of Shares Subject to Stock Option....................    4
     9.2    Stock Option Price..........................................    4
     9.3    Notice and Payment..........................................    4
     9.4    Exercise of Stock Option....................................    5
     9.5    Term of Stock Option........................................    5
     9.6    Limit on Incentive Stock Options............................    6
     9.7    No Fractional Shares........................................    6
     9.8    Exercisability in the Event of Death........................    6
     9.9    Modification, Extension, and Renewal of Stock Options.......    6
10.  Supplemental Exercise Terms........................................    7
     10.1   Loans.......................................................    7
     10.2   Cash Payments...............................................    7
11.  Termination or Amendment of the Plan...............................    7
     11.1   Amendment to Plan...........................................    7
     11.2   Effect of Termination of Plan on Outstanding Stock
            Options.....................................................    7
     11.3   Shareholder Approval for Amendment to Plan..................    7
12.  Indemnification....................................................    7

                                                                          PAGE
                                                                          ----
13.  Withholding........................................................    8
     13.1   Irrevocable Election........................................    8
     13.2   Approval by Plan Administrator..............................    8
     13.3   Timing of Election..........................................    8
     13.4   Timing of Delivery..........................................    8
     13.5   Terms in Agreement..........................................    8
14.  General Provisions.................................................    8
     14.1   Stock Options Not Transferable..............................    8
     14.2   Transfer of Common Stock....................................    8
     14.3   Reservation of Shares of Common Stock.......................    9
     14.4   Restrictions on Issuance of Shares..........................    9
     14.5   Notices.....................................................    9
     14.6   Representations and Warranties..............................    9
     14.7   No Enlargement of Employee Rights...........................    9
     14.8   Restrictions on Issuance of Shares..........................    9
     14.9   Legends on Stock Certificates...............................   10
     14.10  Remedies....................................................   10
     14.11  Invalid Provisions..........................................   10
     14.12  Applicable Law..............................................   10
     14.13  Successors and Assigns......................................   10
     14.14  Rights as a Stockholder or Employee.........................   10

                          MAXICARE HEALTH PLANS, INC.

                             2000 STOCK OPTION PLAN

     1. Purpose. The purpose of this Maxicare Health Plans, Inc. (the "Company") 2000 Stock Option Plan (the "Plan") is to further the growth and development of the Company by providing an incentive to directors, officers and other key employees who are in a position to contribute materially to the prosperity of the Company and to participate in the long-term growth of the Company by receiving the opportunity to acquire shares of the Company's Common Stock and to provide for additional compensation based on appreciation in the Company's shares. The Plan provides a means to increase such persons' interests in the Company's welfare, to encourage them to continue their services to the Company or its subsidiaries, and to attract individuals of outstanding ability to enter the employment of the Company or its subsidiaries.

     2. Definitions. The following definitions are applicable to the Plan:

          2.1 Accrued Installment. Any exercisable portion of a Stock Option granted under the Plan.

          2.2 Board. The Board of Directors of the Company.

          2.3 Code. The Internal Revenue Code of 1986, as amended from time to time.

          2.4 Company. Maxicare Health Plans, Inc., a Delaware corporation.

          2.5 Common Stock. The shares of the $.01 par value per share common stock of the Company.

          2.6 Disabled or Disability. An Optionee shall be deemed to be Disabled if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than thirty (30) consecutive days. The determination of whether an individual is Disabled or has a Disability shall be determined under procedures established by the Plan Administrator.

          2.7 Fair Market Value. For purposes of the Plan, the Fair Market Value of any share of Common Stock of the Company at any date shall be determined based on (a) if the Common Stock is listed on an established stock exchange or exchanges or reported by NASDAQ, the last reported sale price per share on the last trading day immediately preceding such date on the principal exchange on which it is traded, or if no sale was made on such day on such principal exchange, at the closing reported bid price on such day on such exchange, or (b) if the Common Stock is not then listed on an exchange, the last reported sale price per share on the last trading day immediately preceding such date reported by NASDAQ, or if sales are not reported by NASDAQ or no sale was made on such date, the average of the closing bid and asked price per share for the Common Stock in the over-the-counter market as quoted by NASDAQ on the day prior to such date, or (c) if the Common Stock is not publicly traded at the time a Stock Option is granted under the Plan, Fair Market Value shall be deemed to be the fair value of the Common Stock as determined by the Plan Administrator after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

          2.8 Incentive Stock Option. Any Stock Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

          2.9 Nonqualified Stock Option. Any Stock Option that is not an Incentive Stock Option.

          2.10 Optionee. The recipient of a Stock Option.

          2.11 Option Price. The exercise or purchase price for any Stock Option awarded under the Plan.

          2.12 Plan. The Maxicare Health Plans, Inc. 2000 Stock Option Plan, as amended from time to time.

          2.13 Plan Administrator. The Board or the Option Committee designated pursuant to Section 6 hereof which is authorized to administer, construe and interpret the terms of the Plan.

          2.14 Stock Option. Any option to purchase shares of Common Stock pursuant to Section 9.

     3. Stock Options Under the Plan. Two types of Stock Options (referred to herein as "Stock Options" without distinction between such two types) may be granted under the Plan: Stock Options intended to qualify as Incentive Stock Options and Nonqualified Stock Options.

     4. Effective Date of Plan. The Plan shall be adopted and become effective on the date of execution specified below subject, however, to the prior approval of the Plan by the stockholders of the Company (the "Effective Date").

     5. Term of Plan. Unless sooner terminated by the Board in its sole discretion, the Plan will expire and no Stock Options may be granted hereunder on and after ten (10) years from the earlier of the date the Plan is adopted or the date the Plan is approved by the stockholders of the Company (the "Plan Termination Date").

     6. Administration.

          6.1 Administration by Board. Subject to Section 6.2, the Plan Administrator shall be the Board; however, any Board members who are not "outside directors" as defined in Treas. Reg. ' 1.162-27(e)(3) ("outside directors") shall abstain from any actions taken by the Plan Administrator. Subject to the provisions of the plan, the Plan Administrator shall have sole authority and disretion to construe and interpret the Plan, to promulgate, amend and rescind rules and regulations relating to its administration, to select from time to time from among the eligible employees (as determined pursuant to Section 7 below) of the Company and its subsidiaries those employees to whom Stock Options will be granted, to determine the timing and manner of the grant of the Stock Options, to determine the Option Price, the number of shares covered by and all of the terms of the Stock Option, to determine the duration and purpose of leaves of absence which may be granted to Stock Option holders without constituting termination of their employment for purposes of the Plan, and to make all of the determinations necessary or advisable for administration of the Plan. The interpretation and construction by the Plan Administrator of any provision of the Plan, or of any agreement issued and executed under the Plan, shall be final and binding upon all parties. No member of the Board shall be liable for any action or determination undertaken or made in good faith with respect to the Plan or any agreement executed pursuant to the Plan.

          6.2 Administration by Option Committee. The Board may, in its sole discretion, delegate any or all of its duties under Section 6.1 above as Plan Administrator to a committee selected by the Board which shall act as the Plan Administrator pursuant to the terms hereof (the "Option Committee"). The Option Committee shall consist of not fewer than two (2) members of the Board, all of whom shall be persons who, in the opinion of counsel to the Company, are outside directors and "non-employee directors" within the meaning of Rule 16b-3(b)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, as amended. From time to time, the Board may increase or decrease (to not less than two members) the size of the Option Committee, and add additional members to, or remove members from, the Option Committee. The Option Committee shall act pursuant to a majority vote or the written consent of a majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the provisions of the Plan and the direction of the Board, the Option Committee may establish and follow such rules and regulations for the conduct of its business as it may deem advisable. No member of the Option Committee shall be liable for any action or determination undertaken or made in good faith with respect to the Plan or any agreement executed pursuant to the Plan.

     7. Eligibility. Any employee (including any officer who is an employee) or director of the Company (other than members of the Option Committee while serving on such Option Committee) or employee of any of its subsidiaries shall be eligible to receive a Stock Option under the Plan, provided, however, that no person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations shall be eligible to receive an Incentive Stock Option under the Plan unless at the time such Stock Option is granted the Option Price (determined in the manner provided in Section 9.2 hereof) is at least 110% of the Fair Market Value of the shares subject to the Stock Option and such Stock Option by its terms is not exercisable after the expiration of five (5) years from the date such Stock Option is granted. An employee or director may receive more than one Stock Option under the Plan.

     8. Shares Subject to the Plan.

          8.1 Available Shares. The shares available for issue upon the exercise of Stock Options granted under the Plan shall be shares of the Company's authorized but unissued, or reacquired, Common Stock. The aggregate number of shares which may be issued upon the exercise of Stock Options granted under the Plan shall not exceed four million (4,000,000) shares of Common Stock, subject to adjustment as provided in Section 8.2 hereof. In the event that the grant of any Stock Option under the Plan for any reason expires, is terminated or surrendered without being exercised in full or is exercised or surrendered without the distribution of shares, the shares of Common Stock allocable to the unexercised portion of the Stock Option shall again be available for grant and distribution under the Plan as if no Stock Option had been granted with respect to such shares. In the event any portion of a Stock Option is exercised pursuant to a "stock-for-stock exercise" as provided in Subsection 9.3(b), the shares of Common Stock surrendered thereby shall again be available for grant and distribution under the Plan as if no Stock Option had been granted with respect to such shares.

          8.2 Capital Structure Adjustments. Except as otherwise provided herein, appropriate and proportionate capital structure adjustments shall be made in the number and class of shares subject to the Plan, to the Stock Option rights granted under the Plan, and the Option Price of such Stock Option rights, in the event of a stock dividend (but only on Common Stock), stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, separation, or like change in the corporate or capital structure of the Company. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Plan Administrator, the determination of which in that respect shall be final, binding, and conclusive, provided that each Incentive Stock Option granted pursuant to the Plan shall not be adjusted in a manner that causes it to fail to continue to qualify as an Incentive Stock Option. In the event of a liquidation, a merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a wholly owned subsidiary of another corporation, any unexercised Stock Option rights theretofore granted under the Plan shall be deemed canceled unless the surviving corporation in any such merger, reorganization, or consolidation elects to assume the Stock Option rights under the Plan or to use substitute stock option rights in place thereof, provided, however, that, notwithstanding the foregoing, if such Stock Option rights would otherwise be canceled in accordance with the foregoing, the Stock Option recipient shall have the right, exercisable during a ten-day period ending on the fifth day prior to such liquidation, merger, or consolidation, to exercise all Stock Option rights held by such recipient without regard to any restrictions on exercisability, including but not limited to the unvested portions of such Stock Options. Notwithstanding the foregoing, in the event that any transaction causing the termination of the Stock Option granted hereunder pursuant to the terms of this Section 8.2 is not consummated; (i) any Accrued Installment that was exercised pursuant to the terms of this
     Section 8.2, may, at the election of the Optionee, be rescinded; and (ii) unexercised Accrued Installments that had become exercisable solely by reason of the provisions of Section 8.2 hereof shall again become unaccrued and unexercisable as of said termination of such transaction, subject, however, to such Stock Option continuing to be governed by the terms of the Stock Option agreement under which such Stock Option was granted including the accrual schedule for the vesting of such Stock Option set forth therein.

          8.3 Substitution or Assumptions of Stock Options. In addition to and not in lieu of those rights granted pursuant to Section 8.2 hereof, if provisions shall be made in writing in connection with such transaction for the continuance of the Plan and/or the assumption of Stock Options theretofore granted, or the substitution of such Stock Options for options covering the stock of the successor corporation or a parent or subsidiary thereof with appropriate adjustments as to the number and kind of shares and prices, the unexercised Stock Options theretofore granted shall continue in the manner and under the terms so provided.

          8.4 No Obligations of Successor Corporations. Neither the Company nor any successor entity shall have any obligation to provide for the continuance, assumption or substitution of this Plan or the Stock Options by any successor corporation or parent or subsidiary thereof in the event of a merger, reorganization or consolidation where the Company is not the surviving entity.

     9. Terms and Conditions of Stock Options. Stock Options granted under the Plan shall be evidenced by agreements (which need not be identical) in such form and containing such provisions which are consistent with the Plan as the Plan Administrator shall from time to time approve. Such agreements may incorporate all or any of the terms hereof by reference and shall comply with and be subject to the following terms and conditions:

          9.1 Number of Shares Subject to Stock Option. Each Stock Option agreement shall specify the number of shares subject to the Stock Option.

          9.2 Stock Option Price. The Option Price for the shares subject to any Stock Option shall be such amount as is determined by the Plan Administrator. Anything to the contrary contained herein notwithstanding, the Option Price for the shares subject to any Nonqualified Stock Option may be less than Fair Market Value, but not less than par value per share and Incentive Stock Option shall not be less than 100% of the Fair Market Value of the shares of Common Stock of the Company on the date the Stock Option is granted. In the case of an Incentive Stock Option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, the Option Price shall not be less than 110% of the Fair Market Value of the shares of Common Stock of the Company on the date the Stock Option is granted.

          9.3 Notice and Payment. Any exercisable portion of a Stock Option may be exercised only by:

             (a) delivery of a written notice to the Company, prior to the time when such Stock Option becomes unexercisable under Section 9.5 hereof, stating the number of shares being purchased and complying with all applicable rules established by the Plan Administrator;

             (b) payment in full of the Option Price of such Option by, as applicable; (i) cash or check for an amount equal to the aggregate Option Price for the number of shares being purchased; (ii) in the discretion of the Plan Administrator, upon such terms as the Plan Administrator shall approve, a copy of instructions to a broker directing such broker to sell the Common Stock for which such Stock Option is exercised, and to remit to the Company the aggregate Option Price of such Stock Options (a "cashless exercise"); or (iii) in the discretion of the Plan Administrator, upon such terms as the Plan Administrator shall approve, the Optionee may pay all or a portion of the Option Price for the number of shares being purchased by tendering shares of the Company's Common Stock owned by the Optionee, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the aggregate Option Price of the shares with respect to which such Stock Option or portion is thereby exercised (a "stock-for-stock exercise");

             (c) payment of the amount of tax required to be withheld (if any) by the Company or any parent or subsidiary corporation as a result of the exercise of a Stock Option. At the discretion of the Plan Administrator, upon such terms as the Plan Administrator shall approve, the Optionee may pay all or a portion of the tax withholding by; (i) cash or check payable to the Company; (ii) cashless exercise; (iii) stock-for-stock exercise; or (iv) a combination of (i), (ii) and (iii); and

             (d) delivery of a written notice to the Company requesting that the Company direct the transfer agent to issue to the Optionee (or to his designee) a certificate for the number of shares of Common Stock for which the Stock Option was exercised or, in the case of a cashless exercise, for any shares that were not sold in the cashless exercise.

             Notwithstanding the foregoing, the Company, subject to the provisions of Section 10.1 hereof, may extend and maintain, or arrange for the extension and maintenance of, credit to any Optionee to finance the Optionee's payment of the Option Price upon the exercise of any Stock Option, on such terms as may be approved by the Plan Administrator, subject to applicable regulations of the Federal Reserve Board and any other laws or regulations in effect at the time such credit is extended. The Plan Administrator may, at any time and in its discretion, authorize a cash payment, determined in accordance with
        Section 10.2, which shall not exceed the amount required to pay in full the federal, state and local tax consequences of an exercise of any Stock Option granted under the Plan.

          9.4 Exercise of Stock Option. No Stock Option shall be exercisable during the lifetime of an Optionee by any person other than the Optionee. Subject to the foregoing, the Plan Administrator shall have the power to set the time or times within which each Stock Option shall be exercisable and to accelerate the time or times of exercise. To the extent that an Optionee has the right to exercise a Stock Option and purchase shares pursuant thereto, the Stock Option may be exercised from time to time as provided in Section 9.4 hereof. Subject to the actions, conditions and/or limitations set forth in this Plan and/or any applicable Stock Option agreement entered into hereunder, Stock Options granted under this Plan shall be exercisable in accordance with the following rules:

             (a) Subject in all cases to the provisions of Sections 8 and 9.5 hereof, Stock Options shall vest and become exercisable at such times and in such installments (which may be cumulative) as the Board shall provide in the terms of each individual Stock Option agreement; provided, however that by a resolution adopted after a Stock Option is granted the Plan Administrator may, on such terms and conditions as the Plan Administrator may determine to be appropriate, accelerate the time at which such Stock Option or installment thereof may be exercised.

             (b) Subject to the provisions of Sections 8 and 9.5 hereof, a Stock Option may be exercised when and to the extent such Stock Option becomes an Accrued Installment as provided in the terms under which such Stock Option was granted and at any time thereafter during the term of such Stock Option; provided, however, that in no event shall any Stock Option be granted after the Plan Termination Date.

             (c) Nothwithstanding anything to the contrary contained herein, in the event an Optionee voluntarily terminates his or her employment with the Company within six months of exercise of any Stock Option granted hereunder and within 90 days thereafter becomes an employee, consultant, advisor, officer or director of a "competitor," such Optionee shall immediately forfeit to the Company all profits realized in connection with the exercise of such Stock Option. For purposes hereof, a "competitor" shall mean any person or entity (i) engaging, directly or indirectly, in the business of owning, operating, underwriting, administering or managing a health maintenance organization, preferred provider product, health insurance product, or other form of health benefit plan in any state where the Company then engages in such business; or (ii) owning, operating, underwriting, administering or managing in a state any other business in which the Company then engages in such state. For purposes hereof, "profits" shall be defined as the excess of the Fair Market Value of the Common Stock underlying the Stock Option over the Option Price.

          9.5 Term of Stock Option. Any unexercised Accrued Installment of any Stock Option granted hereunder shall expire and become unexercisable and no Stock Option shall be exercisable after the earliest of:

             (a) ten (10) years from the date of grant; or

             (b) the expiration date of the Stock Option established by the Plan Administrator at the time of grant of any Stock Option; or

             (c) thirty (30) days following the effective date of the termination of employment or directorship (if such individual is not then an officer or employee of the Company) with the Company or any of its subsidiaries, as the case may be, of an Optionee for any reason other than death or Disability (the "Termination Date"). The Plan Administrator, in its sole discretion, may extend such thirty (30) day period for a period not to exceed one (1) year following the Termination Date, but in no event beyond ten years from the date of grant. Any installments under said Stock

        Option which have not accrued (become vested) as of said Termination Date shall expire and become unexercisable as of said Termination Date. Any portion of a Stock Option that expires hereunder shall remain unexercisable and be of no effect whatsoever after such expiration notwithstanding that such Optionee may be reemployed by, or again become a director of, the Company or a subsidiary thereof, as the case may be; or

             (d) notwithstanding the foregoing provisions of this Section 9.5, in the event of the death of an Optionee while an employee, officer or director of the Company or a subsidiary thereof as the case may be, or in the event of the termination of employment or a directorship by reason of the Optionee's Disability, any unexercised Accrued Installment of the Stock Option granted hereunder to such Optionee shall expire and become unexercisable as of the earlier of: (i) the expiration date of the Stock Option established by the Plan Administrator at the time of grant of any Stock Option; (ii) ten (10) years from the date of grant; or (iii) the first anniversary of the date of death of such Optionee (if applicable) or the first anniversary of the date of the termination of employment or directorship by reason of Disability (if applicable). Any installments under a deceased Optionee's Option that have not become exercisable as of the date of his or her death shall expire and become unexercisable as of said date of termination of employment as a result of death or disability. For purposes of this Subsection 9.5(d), an Optionee shall be deemed employed by the Company or any of its subsidiaries, as the case may be, during any period of leave of absence from active employment as authorized by the Company or any of its subsidiaries, as the case may be; or

             (e) in the case of an Incentive Stock Option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, the term set forth in Subsection 9.5(a), above, shall not be more than five years after the date the Stock Option is granted.

          9.6 Limit on Incentive Stock Options. The aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options granted under this Plan are exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000. To the extent that the aggregate Fair Market Value (determined at the time the Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all Incentive Stock Option plans of the Company and any parent or subsidiary corporations) exceeds $100,000, such Stock Options shall be treated as Nonqualified Stock Options. The determination of which Stock Options shall be treated as Nonqualified Stock Options shall be made by taking Stock Options into account in the order in which they were granted.

          9.7 No Fractional Shares. In no event shall the Company be required to issue fractional shares upon the exercise of a Stock Option.

          9.8 Exercisability in the Event of Death. In the event of the death of the Optionee, any such Accrued Installment of a deceased Optionee may be exercised prior to their expiration pursuant to Section 9.5 by (and only by) Optionee's personal representatives, heirs, or legatees or other person or persons to whom the Optionee's rights shall pass by will or by the laws of the descent and distribution, if applicable, subject, however, to all of the terms and conditions of this Plan and the applicable Stock Option agreement governing the exercise of Stock Options granted hereunder.

          9.9 Modification, Extension, and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, the Plan Administrator may modify, extend, or renew outstanding Stock Options granted under the Plan, accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefore (to the extent not theretofore exercised). The Plan Administrator may modify any outstanding Stock Options so as to specify a lower Option Price. The Plan Administrator shall not, however, without the consent of the Optionee, modify any outstanding Incentive Stock Option in any manner which would cause the Stock Option not to qualify as an Incentive Stock Option. Notwithstanding the foregoing, no modification of a Stock Option shall, without the consent of the Optionee, alter or impair any rights of the Optionee under the Stock Option.

     10. Supplemental Exercise Terms.

          10.1 Loans. The Company may extend and maintain, or arrange for the extension and maintenance of credit to any Optionee to finance the participant's purchase of shares pursuant to the exercise of any Stock Option, on such terms as may be approved by the Plan Administrator, subject to applicable regulations of the Federal Reserve Board and any other laws or regulations in effect at the time such credit is extended, either on or after the date of grant of such Stock Option. Such loans may be either in connection with the grant or exercise of any Stock Option, or in connection with the payment of any federal, state and local income taxes in respect of income recognized upon exercise of a Stock Option. The Plan Administrator shall have full authority to decide whether to make a loan hereunder and to determine the amount, term, and provisions of any such loan, including the interest rate (which may be zero) charged in respect of any such loan, whether the loan is to be secured or unsecured, the terms on which the loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no loan hereunder shall provide or reimburse to the borrower the amount used by him for the payment of the par value of any shares of Common Stock issued, have a term (including extensions) exceeding ten years in duration, or be an amount exceeding the total Option Price Paid by the borrower under a Stock Option or for related Common Stock under the Plan plus an amount equal to the cash payment permitted in Section 10.2 below.

          10.2 Cash Payments. The Plan Administrator may, at any time and in its discretion, authorize a cash payment, in respect of the grant or exercise of a Stock Option under the Plan or the lapse or waiver of restrictions under a Stock Option, which shall not exceed the amount which would be required in order to pay in full the federal, state and local income taxes due as a result of income recognized by the recipient as a consequence of:
     (i) the receipt of a Stock Option or the exercise of rights thereunder, and
     (ii) the receipt of such cash payment. The Plan Administrator shall have complete authority to decide whether to make such cash payments in any case, to make provisions for such payments either simultaneously with or after the grant of the associated Stock Option, and to determine the amount of any such payment.

     11. Termination or Amendment of the Plan. The Board may at any time terminate or amend the Plan in accordance with the following provisions:

          11.1 Amendment to Plan. Except as provided in Section 11.3 hereof, the Board may amend this Plan from time to time in such respect as the Board may deem advisable, provided, however, that no such amendment shall operate to affect adversely an Optionee's rights under this Plan with respect to any Stock Option granted hereunder prior to the adoption of such amendment, except as may be necessary, in the judgment of counsel to the Company, to comply with any applicable law.

          11.2 Effect of Termination of Plan on Outstanding Stock
     Options. Except as set forth in Section 8.2 hereof, no termination of the Plan prior to the Plan Termination Date, shall, without the written consent of the Optionee, alter the terms of Stock Options already granted and such Stock Options shall remain in full force and effect as if this Plan had not been terminated.

          11.3 Shareholder Approval for Amendment to Plan. Any amendment to the Plan which would result in any of the following changes (except by operation of Section 8.2) must be approved by the stockholders of the Company; (i) an increase in the total number of shares of Common Stock covered by the Plan; (ii) a change in the class of persons eligible to receive Stock Options granted under the Plan; and (iii) an extension of the term of the Plan beyond ten (10) years from the earlier of the date the Plan is adopted or the date the Plan is approved by the stockholders of the Company.

     12. Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Option Committee, the Plan Administrator shall be indemnified by the Company against reasonable expense, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any grant thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such member is liable for negligence or misconduct in the performance of his duties, provided that within sixty (60) days after institution of any such action, suit, or proceeding, the member shall offer in writing to the Company the opportunity, at its own expense, to handle and defend the same.

     13. Withholding. Whenever the Company proposes or is required to issue or transfer shares under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares of Common Stock. If an Optionee surrenders shares acquired pursuant to the exercise of an Incentive Stock Option in payment of the Option Price and such surrender constitutes a disqualifying disposition for purposes of obtaining Incentive Stock Option treatment under the Code, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever under the Plan, payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and local withholding tax requirements. An Optionee may elect with respect to any Stock Option which is paid in whole or in part in shares of Common Stock, to surrender previously acquired shares of Common Stock or authorize the Company to withhold shares (valued at Fair Market Value on the date of surrender or withholding of the shares) in satisfaction of all such withholding requirements (the "Share Surrender Withholding Election") in accordance with the following:

          13.1 Irrevocable Election. Withholding Election shall be made by written notice to the Company and thereafter shall be irrevocable by the Optionee.

          13.2 Approval by Plan Administrator. Any Share Surrender Withholding Election shall be subject to the consent or disapproval of the Plan Administrator in accordance with rules established from time to time by the Plan Administrator.

          13.3 Timing of Election. Any Share Surrender Withholding Election must be made prior to the date on which the Optionee recognizes taxable income with respect to the receipt of such shares (the "Tax Date").

          13.4 Timing of Delivery. When the Tax Date falls after the exercise of a Stock Option and the makes a Share Surrender Withholding Election, the full number of shares subject to the Stock Option being exercised will be issued, but the Optionee will be unconditionally obligated to deliver to the Company on the Tax Date the number of shares having a value on the Tax Date equal to the Optionee's federal, state and local withholding tax requirements.

          13.5 Terms in Agreement. For purposes of this Section 13.5, the Plan Administrator shall have the discretion to provide (by general rule or a provision in the specific Stock Option agreement) at the election of the Optionee, "federal, state and local withholding tax requirements" that shall be deemed to be any amount designated by the Optionee which does not exceed his estimated federal, state and local tax obligations associated with the transaction, including FICA taxes to the extent applicable.

     14. General Provisions.

          14.1 Stock Options Not Transferable. Stock Options granted under this Plan may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred or alienated in any manner, either voluntarily or involuntarily by operation of law, other than by will or the laws of descent or distribution, and may be exercised during the lifetime of an Optionee only by such Optionee.

          14.2 Transfer of Common Stock. Common Stock issued pursuant to the exercise of a Stock Option granted under this Plan or any interest in such Common Stock, may be sold, assigned, gifted, pledged, hypothecated, encumbered or otherwise transferred or alienated in any manner by the holder(s) thereof, subject, however, to any restrictions contained in the Company's Certificate of Incorporation, to the provisions of this Plan, including any representations or warranties requested under Section 14.6 hereof, and also subject to compliance with any applicable federal, state, local or other law, regulation or rule governing the sale or transfer of stock or securities.

          14.3 Reservation of Shares of Common Stock. The Company, during the term of this Plan, will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan.

          14.4 Restrictions on Issuance of Shares. The Company, during the term of this Plan, will use its best efforts to seek to obtain from the appropriate regulatory agencies any requisite authorization in order to issue and sell such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain from any such regulatory agency having jurisdiction thereof, the authorization deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares of its Common Stock hereunder or the inability of the Company to confirm to its satisfaction that any issuance and sale of any shares of such Common Stock will meet applicable legal requirements shall relieve the Company of any liability in respect of the non-issuance or sale of such Common Stock as to which such authorization or confirmation shall have not been obtained.

          14.5 Notices. Any notice to be given to the Company pursuant to the provisions of this Plan shall be in writing and addressed to the Company in care of its Plan Administrator at its principal office, and any notice to be given to a director, officer or employee of the Company or any of its subsidiaries to whom a Stock Option is granted hereunder shall be in writing and addressed to him or her at the address given beneath his or her signature on his or her Stock Option agreement, or at such other address as such employee, officer or director or his or her transferee (upon the transfer of Common Stock) may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when delivered in person or mailed by first-class mail (return receipt requested), telex, telecopy or overnight courier to the other's address. It shall be the obligation of each Optionee and each transferee holding Common Stock purchased pursuant to the exercise of a Stock Option to provide the Plan Administrator of the Company, by letter mailed as provided hereinabove, with Written notice of his or her correct mailing address.

          14.6 Representations and Warranties. As a condition to the exercise of any portion of a Stock Option, the Company may require the person exercising such Stock Option to make any representation and/or warranty to the Company as may, in the judgment of counsel to the Company, be required under any applicable law or regulation, including, but not limited to, a representation and warranty that the shares are being acquired only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required under the Securities Act or any other applicable law, regulation or rule of any governmental agency.

          14.7 No Enlargement of Employee Rights. This Plan is purely voluntary on the part of the Company, and while the Company hopes to continue it indefinitely, the continuance of the Plan shall not be deemed to constitute a contract between the Company of any of its subsidiaries and any director or employee, or to be consideration for, or a condition of, the employment of any employee. Nothing contained in the Plan shall be deemed to give any employee the right to be retained in the employ of the Company or any of its subsidiaries or to interfere with the right of the Company or any of its subsidiaries to discharge or retire any employee thereof at any time. No employee shall have any right to or interest in Stock Options authorized hereunder prior to the grant of such a Stock Option to such employee, and upon such grant he shall have only such rights and interests as are expressly provided herein, subject, however, to all applicable provisions of the Company's Certificate of Incorporation, as the same may be amended from time to time.

          14.8 Restrictions on Issuance of Shares. The issuance of Stock Options and shares of Common Stock shall be subject to compliance with all of the applicable requirements of law with respect to the issuance and sale of securities, including, without limitation, any required qualification under the California Corporate Securities Law of 1968, as amended.

          14.9 Legends on Stock Certificates. Unless there is a currently effective appropriate registration statement on file with the Securities and Exchange Commission pursuant to the Securities Act with respect to the shares of Common Stock issuable under this Plan, each Certificate representing such Common Stock shall be endorsed on its face with the following legend or its equivalent:

                "Neither the shares represented by this Certificate, nor the Option pursuant to which such shares were issued, have been registered under the Securities Act of 1933, as amended. These shares have been acquired for investment (and not with a view to distribution or resale) and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such shares under the Securities Act of 1933, as amended, or until the issuer has been furnished with an opinion of counsel for the registered owner of these shares, reasonably satisfactory to counsel for the issuer, that such sale, transfers or disposition is exempt from the registration or qualification provisions of the Securities Act of 1933, as amended."

          A copy of this Plan shall be delivered to the Secretary of the Company and shall be shown by him to any eligible person making reasonable inquiry concerning it. In addition, the Company reserves the right to place any legends or other restrictions on each certificate representing Common Stock which may be required by any applicable state securities or other laws.

          14.10 Remedies. Should any dispute arise concerning the sale or other disposition of a Stock Option or shares of Common Stock issued or issuable upon the exercise of a Stock Option, or any breach by the Company of the terms of the Plan or any Stock Option agreement, an Optionee's sole and exclusive remedy shall be damages.

          14.11 Invalid Provisions. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

          14.12 Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state and without regard to the conflict of law principals thereof.

          14.13 Successors and Assigns. This Plan shall be binding on and inure to the benefit of the Company and the officers, directors and employees of the Company and any subsidiary, to whom a Stock Option is granted hereunder, and their heirs, executors, administrators, legatees, personal representatives, assignees and transferees.

          14.14 Rights as a Stockholder or Employee. A participant or transferee of a Stock Option shall have no right as a stockholder of the Company with respect to any shares covered by any grant under this Plan until the date of the issuance of a share certificate for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such share certificate is issued, except as provided in Section 8.2 hereof. Nothing in the Plan or in any Stock Option agreement shall confer upon any Optionee any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with any right of the Company or any subsidiary to terminate the Optionee's employment at any time.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its
duly authorized officer and to be effective on this                     day of ,
2000.

                                          Maxicare Health Plans, Inc.

                                          By:
                                            ------------------------------------
                                            Chief Executive Officer
Attest:
By:
    ----------------------------------
    Secretary

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          MAXICARE HEALTH PLANS, INC.

             2000 ANNUAL MEETING OF SHAREHOLDERS SEPTEMBER 14, 2000


        The undersigned, does hereby appoint Paul R. Dupee, Jr. and Alan D. Bloom, and each of them, proxies for the undersigned with full power of substitution, to vote all of the shares which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the 2000 Annual Meeting of Shareholders of Maxicare Health Plans, Inc. (including all adjournments thereof) to be held at the Sunset Room in the Transamerica Center Windows Restaurant, 1150 South Olive Street, Los Angeles, California, on September 14, 2000, at 9:00 a.m., Pacific Time, on all matters that may come before the Meeting.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


                                                                     SEE REVERSE
                                                                         SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.



The undersigned hereby instructs said proxies or their substitutes:

Item 1.  Election of Directors:

          FOR           WITHHELD
          [ ]             [ ]         NOMINEES:   Susan M. Blais,
                                                  Robert M. Davies,
                                                  John H. Gutfreund

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

--------------------------------------------------------------------------------

Item 2. Certificate Amendment to Increase Authorized Shares. To amend the Restated Certificate of Incorporation by amending Section A of Article FOURTH as described in the accompanying Proxy Statement dated August __, 2000:


                  FOR               AGAINST              ABSTAIN
                  [ ]                 [ ]                  [ ]


Item 3. Certificate Amendment to impose Restrictions on the Transfer of Capital Stock. To amend the Restated Certificate of Incorporation by adding new Section K to Article FOURTH as described in the accompanying Proxy Statement dated August __, 2000:

                  FOR               AGAINST              ABSTAIN
                  [ ]                 [ ]                  [ ]


Item 4. 2000 Stock Option Plan. To approve the Company's 2000 Stock Option Plan and the authorization of the issuance of up to 4.0 million shares of Common Stock upon the exercise of stock options thereunder as described in the accompanying Proxy Statement dated August __, 2000.

                  FOR               AGAINST              ABSTAIN
                  [ ]                 [ ]                  [ ]


Item 5. Other Business of the Annual Meeting. In their discretion, the proxies are authorized to vote with respect to all other matters which properly come before the Annual Meeting.

                  FOR               AGAINST              ABSTAIN
                  [ ]                 [ ]                  [ ]


      THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR THE APPROVAL OF THE CERTIFICATE AMENDMENT TO INCREASE AUTHORIZED SHARES. FOR THE APPROVAL OF THE CERTIFICATE AMENDMENT TO IMPOSE RESTRICTIONS ON THE TRANSFER OF CAPITAL STOCK AND FOR THE APPROVAL OF THE 2000 STOCK OPTION PLAN AND THE AUTHORIZATION OF THE ISSUANCE OF UP TO 4.0 MILLION SHARES OF COMMON STOCK UPON THE EXERCISE OF STOCK OPTIONS THEREUNDER.

The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms the acts that all the proxies appointed hereby, or either of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated August __, 2000, and a copy of the Company's Annual Report for the year ended December 31, 1999.


Signature(s) __________________________ Dated ________, 2000

NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed.